UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

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THE MEET GROUP, INC.
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The Meet Group, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938

Dear Stockholders:

2017 was a defining year for The Meet Group. We built the product and technological foundation for the next phase of our growth. We acquired Lovoo and Tagged to diversify our revenue and grow our user base, and we began video-enabling our large global community. We believe video meaningfully strengthens our social entertainment offerings, while also creating richer, more meaningful connections for our community.
I said in last year’s letter that we believed live video had the potential to grow user engagement and revenue. So far, our early-stage results have consistently exceeded our expectations, with video growing at an even faster rate than we had anticipated. As of February of this year, video was already a $19 million run rate business - which we regard as remarkable progress given that video was only fully rolled out then to 40% of our daily active users.
We also made significant progress transitioning our business to user-pay revenue - which includes in-app purchase and subscription revenue - and away from traditional advertising revenue. Fueled by the early success of video on MeetMe and Skout and our acquisitions of Lovoo and Tagged, our share of user-pay revenue in the fourth quarter of 2017 reached 39%, up from 6% in the fourth quarter of 2016.
In the first quarter of 2018, we generated roughly 60% of our revenue from user-pay channels. This marks a dramatic shift from our traditional reliance on the broader advertising markets. As you will recall, the ad markets experienced an unexpected and unprecedented downturn in 2017, which we attribute to an oversupply of inventory and limited incremental demand for all but the largest mobile advertising companies, such as Facebook and Google. The Meet Group, like many other ad-driven companies, saw a significant decline in ad rates, or CPMs.
Despite these external pressures and the resulting impact on our stock price, we increased revenue and Adjusted EBITDA in 2017. We grew revenue by 63% on an as-reported basis to $123.8 million and Adjusted EBITDA to $31.6 million*. In 2017 we launched what we consider the most compelling product in our history and increased both user engagement in video and video monetization. We expect to complete the launch of that product across all of our major platforms this year.
In 2017 we also continued our focus on shareholder engagement to ensure we are aware of your top priorities. As part of our emphasis on creating a balanced Board with diverse viewpoints, we have added new directors to infuse fresh perspectives. In 2017, we welcomed two new members to our Board, and we added a third earlier this year.

We remain committed to ensuring a strong link between executive pay and company performance and have recently restructured our executive compensation to include performance-based equity awards, which are directly aligned with shareholder value creation. We also froze executive cash compensation, reflecting the challenging advertising landscape. The details of our governance and compensation programs are presented in this Proxy Statement.

Looking to 2018, we expect that our deep pipeline of products and features will continue to drive video daily active users and video revenue. We recently rolled-out our shared video platform to our Tagged audience, and we expect to launch enhanced video monetization on Tagged in May of this year. Additionally, we are ahead of schedule with our plans to bring live video to Lovoo - our largest app - and we now expect to begin rolling it out in a phased approach, also beginning in May.
What’s more, we have been setting new all-time highs related to video engagement and monetization across our portfolio:

•	The number of monetizing users continues to increase on MeetMe and Skout. In particular, the number of paid gifters increased 36% in March over February. Gifters buy virtual gifts for livestreamers.

•	Video users as a share of mobile daily active users (or vDAU%) on MeetMe exceeded 25% for the first time ever in early April.

•
Total broadcast time across our shared video platform exceeded four million minutes for the first time, and total streaming time exceeded ten million minutes - combining for over 26 years of live video engagement in a single day. That’s roughly double the number that we reported last year.

We continue to be hard at work developing innovative new video products to engage and monetize our community. We believe we will continue to grow the share of our daily audience who engages in video while also increasing our average revenue per daily active user of video.

On behalf of everyone at The Meet Group and our Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/ Geoffrey Cook
Geoffrey Cook
Chief Executive Officer

_________________________

* Adjusted EBITDA is not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for a definition of this and other non-GAAP financial measures and for a reconciliation of each non-GAAP financial measure to the most direct comparable GAAP financial measure.

The Meet Group, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

To the Stockholders of The Meet Group, Inc.:

We are pleased to invite you to attend the 2018 Annual Meeting of the Stockholders of The Meet Group, Inc., which will be held at 10:00 a.m. on Friday, June 1, 2018 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect seven members to our Board of Directors;

2.	To hold an advisory vote to approve our named executive officer compensation as disclosed in this proxy statement;

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

4.	To approve our 2018 Omnibus Incentive Plan; and

5.	To transact such other business that may properly come before the meeting.

The Meet Group, Inc.’s Board of Directors has fixed the close of business on April 25, 2018 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to Be Held on June 1, 2018: This Proxy Statement and the 2017 Annual Report on Form 10-K are available at: https://www.proxyvote.com.

If You Plan to Attend

Registration and seating will begin at 9:30 p.m. Shares of common stock and preferred stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

Dated: April 27, 2018

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save The Meet Group, Inc. the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Cautionary Note Regarding Forward Looking Statements

Certain statements in this Proxy Statement may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, these forward-looking statements include, among others, statements about, opportunities for and growth of our business, our plans regarding product development and enhancements, and our expectations regarding profitability. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors set forth on the Form 10-K for the year ended December 31, 2017.

Note Regarding Forward-Looking Statements and Non-GAAP Financial Measures: See Appendix A for important information regarding forward-looking statements and financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles contained in this proxy statement.

The Meet Group, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

Telephone: (215) 862-1162

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

VOTING

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of The Meet Group, Inc., a Delaware corporation, (referred to in this proxy statement as The Meet Group, we, our, us or the Company) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2018 Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, June 1, 2018 at the offices of our outside legal counsel Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about May 1, 2018. A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 has been mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

The Meet Group’s Board has fixed the close of business on April 25, 2018 as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 72,316,149 shares of common stock outstanding, which class is voting stock. Each share of The Meet Group’s common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner?

If your shares are registered in your name with our transfer agent, Action Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by The Meet Group.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.

2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.

3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

4.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).

3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to The Meet Group, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. Our Bylaws provide that the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

The stockholders present at a duly called or convened meeting at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum at the Annual Meeting or any adjournment thereof, a majority in voting interest of those present in person or by proxy and entitled to vote, or any officer entitled to preside at, or to act as secretary of, the Annual Meeting may adjourn the Annual Meeting until stockholders holding the amount of stock requisite for a quorum are present in person or by proxy.

What is a Broker Non-Vote?

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for stockholders to submit voting instructions by mail by completing a vote instruction form, by telephone or over the Internet. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” Brokers will not have discretionary authority to vote on Proposal 1 (election of directors), Proposal 2 (advisory vote on compensation of Named Executive Officers) or on Proposal 4 (2018 Omnibus Incentive Plan).

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Proposal 3 is routine and Proposals 1, 2 and 4 are non-routine.

How are Abstentions Treated?

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but specifically indicates an abstention from voting on one or more of the proposals. If you submit a proxy card or provide proxy instructions to your broker or other nominee and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the meeting, but will not be voted at the Annual Meeting. Abstentions only have an effect on the outcome of any matter being voted on that requires a certain level of approval based on our total voting stock outstanding. Thus, abstentions do not have any effect on any of the proposals at the Annual Meeting.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

For matters at the Annual Meeting other than the election of directors, if a quorum is present, all actions taken by the holders of a majority of the votes cast on the proposal, excluding abstentions, shall be the act of the stockholders. For the election of directors at the Annual Meeting, if a quorum is present, each nominee must receive a majority of the votes cast for such nominee’s election, excluding abstentions, in order to be elected.

Proposal	Vote Required	Broker Discretionary Vote Allowed
Proposal 1: Election of Directors	The votes cast for a nominee’s election must exceed the votes cast against such nominee’s election.(*)	No
Proposal 2: Advisory vote on compensation of Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	No
Proposal 3: Appointment of the Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Yes
Proposal 4: 2018 Omnibus Incentive Plan	The affirmative vote of the holders of a majority of the votes cast.	No

* Because all nominees are current directors, if the votes cast for a nominee’s election do not exceed the votes cast against such nominee’s election, then our Bylaws require that such director promptly tender his or her irrevocable resignation to the Board. For a summary of the procedures for the Board to review and render a decision with respect to such an irrevocable resignation, see “Corporate Governance - Majority Voting in the Election of Directors.”

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote for the nominee or against the nominee, or you may abstain from voting on the nominee. With regard to the other proposals, you may vote for the proposal or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of The Meet Group, Inc., by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: The Meet Group, Inc., 100 Union Square Drive, New Hope, Pennsylvania 18938, Attention: Corporate Secretary, or by facsimile to (215) 933-6882.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by The Meet Group. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Geoffrey Cook and James Bugden, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “Householding” and How Does it Affect Me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Meet Group stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Action Stock Transfer (in writing: Ms. Justeene Blankenship, Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; or by telephone: (801) 274-1088; or by facsimile: (801) 274-1099).

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Action Stock Transfer as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Meet Group stockholders with any of the proposals described above to be brought before the Annual Meeting.

Can a Stockholder Present a Proposal or Nomination to be Considered at the 2019 Annual Meeting?

If a stockholder of the Company wishes to submit a proposal or nomination to be considered at our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), the following is required:

•For a stockholder proposal to be considered for inclusion in The Meet Group’s Proxy Statement for the 2019 Annual Meeting, our Corporate Secretary must receive the written proposal no later than January 1, 2019, which is the 120th calendar day prior to the anniversary date this Proxy Statement was mailed to stockholders in connection with the 2018 Annual Meeting. Such proposals also must comply with regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company sponsored materials.

•For a stockholder proposal that is not intended to be included in The Meet Group’s Proxy Statement under Rule 14a-8 of the Exchange Act, to be properly brought before the 2019 Annual Meeting by a stockholder, the stockholder must have met the requirements of our Bylaws and given timely notice of the proposal in writing to our Corporate Secretary (the “Proposal Notice”), which Proposal Notice must be in proper form as provided in our Bylaws, and the making of such proposal must be permitted by applicable law, our certificate of incorporation and our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Proposal Notice must be delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on January 2, 2019, which is the 150th calendar day prior to the one-year anniversary date of the 2018 Annual Meeting, and not later than the close of business on February 1, 2019, which is the 120th calendar day prior to the one-year anniversary date of the 2018 Annual Meeting.

•Additionally, a stockholder submitting a proposal must be a stockholder at the time of delivery of the notice to the Corporate Secretary on the record date, and on the date of the 2019 Annual Meeting, and must be entitled to vote at the 2019 Annual Meeting.

•For a stockholder nomination to the Board to be considered for inclusion in The Meet Group’s Proxy Statement for the 2019 Annual Meeting, the stockholder must have given timely notice of the nomination in writing to our Corporate Secretary (the “Nominating Notice”), which Nominating Notice shall be in proper form as provided in our Bylaws, and must comply with the notice and other procedures set forth in our Bylaws in all applicable respects. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, our Corporate Secretary at our principal office not earlier than the close of business on January 2, 2019, which is the 150th calendar day prior to the one-year anniversary date of the 2018 Annual Meeting, and not later than the close of business on February 1, 2019, which is the 120th calendar day prior to the one-year anniversary date of the 2018 Annual Meeting.

If the information submitted by a stockholder in a Proposal Notice or Nomination Notice is not true, correct and complete in all respects prior to the applicable deadline for such notice, then such information may be deemed not to have been provided in accordance with the applicable provisions of our Bylaws. Any Proposal Notice or Nomination Notice for the 2019 Annual Meeting should be sent to our principal office: The Meet Group, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938.

Board Recommendation

The Board unanimously recommends that stockholders vote “For” each the election to the Board of each of the nominees in Proposal 1, “For” Proposal 2 and “For” Proposal 3.

PROPOSAL 1.  ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect seven directors to serve until the 2019 Annual Meeting or until their respective successors are elected and qualified. The size of our Board is currently set at eight, but will be reduced to seven effective as of the Annual Meeting in connection with the departure of James Parmelee, who is not standing for election this year.

The Board of Directors proposes the election of the following nominees as directors:

•	Jean Clifton

•	Geoffrey Cook

•	Christopher Fralic

•	Spencer Grimes

•	Spencer Rhodes,
Chairman of the Board

•	Bedi Singh

•	Jason Whitt

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.

A nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. The principal occupation and certain other information about the nominees are set forth below.

The Board recommends that stockholders vote “For” the election to the Board of each of the nominees named herein.

Board of Director Nominees

Jean Clifton, age 57, has served as a director of the Company since June 2013. Ms. Clifton joined Veterinary Specialists of North America, LLC upon its formation in July 2014 as the company’s Chief Financial Officer. Ms. Clifton performs consulting services through Platinum Strategic Partners, LLC, a financial and operations consulting firm she founded in 2006. Ms. Clifton served as the Chief Financial Officer of WestwoodOne (f/k/a Dial Global, Inc.) from June 2012 through January 2014 after completing the sale of the company and post-sale integration work. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company, a New York Stock Exchange listed company, and its predecessor companies, in various capacities in the U.S. and Europe, including as President and Chief Operating Officer from 2005 to 2006 and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005 and served on the Board of Directors of the company. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers’ Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank). She graduated from the University of Michigan School of Business with a BBA. Ms. Clifton was selected to serve on our Board because of her financial experience, including her roles in raising billions of dollars in various forms of debt capital (for acquisition plans and other purposes) and managing the capital allocation for both private and public companies in the United States and Europe.

Geoffrey Cook, age 39, has served as a director of the Company since November 2011, and as our Chief Executive Officer since March 2013. Mr. Cook started myYearbook in 2005, which would become MeetMe in 2012 and would become The Meet Group in 2017. Mr. Cook was appointed to the Board in connection with the merger of the Company with Insider Guides, Inc. d/b/a myYearbook (“myYearbook”), where he served as Chief Executive Officer. Mr. Cook previously founded EssayEdge and ResumeEdge while a student at Harvard University in 1997 and sold them to the Thomson Corporation in 2002. He graduated from Harvard University with a BA. Mr. Cook serves as a director pursuant to his employment agreement with the Company. The companies Mr. Cook has led have received numerous awards including Deloitte Technology Fast 500, #3 Fastest Growing Company in North America, "83,209% Five-Year Growth"; Best Places to Work in Pennsylvania; Inc. 500, #394, "861% Three-Year Growth"; and AlwaysOn Global 250 Top Private Companies. Mr. Cook is the recipient of the Ernst & Young Entrepreneur of the Year Award for the Philadelphia region. He also serves as Mentor at Princeton University's Keller Center.

Christopher Fralic, age 55, has served as a director of the Company since February 2017. Mr. Fralic is a partner at First Round Capital, a seed-stage venture firm, where he has worked since March 2006. At First Round he has focused on numerous investment areas that include advertising and marketing technology, social/mobile, eCommerce/travel, connected devices and gaming. Mr. Fralic has over 30 years of technology industry experience including having served in several significant Internet business development roles since 1996. First Round was an early investor in myYearbook and Mr. Fralic was a board observer for myYearbook. Prior to joining First Round, Mr. Fralic served as VP of Business Development at social bookmarking and tagging company del.icio.us through its acquisition by Yahoo! He was also one of the early employees at Half.com, where he served as VP of Business Development starting in 1999, and following the company’s acquisition by eBay, he spent six years with eBay in a variety of business development, media and entertainment roles. Mr. Fralic has also attended the TED Conference for more than 20 years and helped to launch TEDTalks, which have been viewed over four billion times. He graduated from Villanova University with a BSBA and from St. Joseph’s University with an MBA. Mr. Fralic was selected to serve on our Board because he is a well-known technology veteran who brings substantial experience to The Meet Group, including a strong network and deep industry expertise.

Spencer Grimes, age 51, has served as a director since March 2018. Mr. Grimes is Managing Partner of Twinleaf Management LLC, a Connecticut-based registered investment advisor focused on small cap equities in media and technology. Mr. Grimes is also currently an adjunct professor at The New School in New York, teaching a graduate level finance course. Prior to founding Twinleaf in 2011, Mr. Grimes was a private equity investor at BG Media Partners and Sequence LLC. From 1996 to 2000, he was an equity research analyst at Citigroup Smith Barney. Early in his career, he held sales and marketing positions at Viacom, Inc., a global entertainment company. He graduated from the University of Virginia with a BA and from Emory University with an MBA. Mr. Grimes was selected to serve on our Board because of his experience in executive management oversight and finance.

Spencer Rhodes, age 40, has been the non-executive Chairman of the Board since July 6, 2016 and a director since April 24, 2013. Mr. Rhodes is a Partner and Global Head of Strategy and Business Management at CQS. He has been with CQS since March 2018. Previously, Mr. Rhodes was a Managing Director at Man Group plc, an investment management firm, where he helped lead the Global Private Markets business. Prior to that, Mr. Rhodes led the creation of the Alternative Investments division at Allianz Global Investors, where he served as Alternative Investments Global Business Manager, Global Head of Alternative Investment Product Specialists, and member of the Global Investment Management Committee. He was with Allianz Global Investors from 2013 to 2017. Prior to that, he was Chief Operating Officer and Head of Business Development at Tradewinds Investment Management LP (2008 to 2013), and a Vice President at BlackRock. Mr. Rhodes was an angel investor and board observer for myYearbook, one of The Meet Group’s predecessor companies, from 2006 to 2011. He graduated from Harvard University with a BA (Honors), Harvard Business School with an MBA, and the University of Cambridge with a Master's in Sustainability Leadership. Since having been a Congress-Bundestag Scholar in Germany, Mr. Rhodes has maintained a strong connection to the country, earning a citation in German language at Harvard, working at Allianz, and having been selected as an Atlantik-Brücke Young Leader, an American Council on Germany Young Leader, and a Manfred Wörner Fellow. He holds the investment industry designations Certified Investment Management Analyst (CIMA) and Chartered Alternative Investment Analyst (CAIA), as well as two corporate governance credentials: Board Leadership Fellow of the National Association of Corporate Directors (NACD) and Chartered Director from the Institute of Directors (IoD). Mr. Rhodes was selected to serve on our Board because of his investment experience and his experience with emerging companies.

Bedi Singh, age 58, has served as a director since September 2017. From December 2012 through March 2017, Mr. Singh served as Chief Financial Officer of News Corporation, a multinational mass media corporation. From 2008 to 2010, Mr. Singh served as Co-CEO, President and Chief Financial Officer for MGM Studios, a media company. From 2006 through 2008, Mr. Singh served as Chief Financial Officer at Gemstar-TV Guide. Before that, from 2004 to 2006, Mr. Singh served as Chief Finance and Administration Officer at Novartis Pharma A.G. and, from 1999 to 2003, as Executive Vice President and Chief Financial Officer of Sony Pictures Entertainment. Before joining Sony Pictures Entertainment, he held a number of senior finance positions at 21st Century Fox, including at News International (now known as News UK) as Financial Controller and Fox Filmed

Entertainment as Deputy Chief Financial Officer and as Senior Vice President, Office of the Chairman of News Corporation. He graduated from the London School of Economics with a BSc Economics and from the Program for Management Development at the Harvard Business School. Mr. Singh is a Fellow of The Institute of Chartered Accountants in England and Wales. Mr. Singh was selected to serve on our Board because of his public company operating and finance experience.

Jason Whitt, age 46, has served as a director since August 2014. Since March 2015, Mr. Whitt has been the Senior Vice President of Corporate Development, Business Development, and Channels for Serviz, Inc., an on-demand home services company for booking and buying home repairs online. He was the Senior Vice President of Corporate and Business Development of ReachLocal, Inc., an internet marketing and software company, a position he held since joining ReachLocal from March 2011 to February 2015. From June 2005 through February 2011, Mr. Whitt was a venture capital investor for VantagePoint Venture Partners, where he focused on investments in Internet/digital media, cloud software, mobile, consumer, and healthcare IT. From September 2000 through May 2005, Mr. Whitt was responsible for acquisitions, venture investing, and corporate strategy for Cisco Systems’ Corporate Business Development group, where he led numerous transactions involving communications software and applications, enterprise collaboration, mobile/wireless, Internet/digital media, and consumer technology companies. He graduated Stanford University with a BS and an MBA. Mr. Whitt was selected to serve on our Board because of his investment experience and his experience with technology companies.

There are no family relationships between any of our directors and/or executive officers.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of The Meet Group and its stockholders. The Board’s responsibilities include establishing broad corporate policies, monitoring risk, and reviewing the overall performance of The Meet Group.

Board Committees and Charters

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Audit Committee, the Compensation Committee, the Investor Relations Committee and the Nominating and Governance Committee, which we refer to as the “Governance Committee.”  The Audit Committee, the Compensation Committee, the Investor Relations Committee and the Governance Committee each have a written charter approved by the Board. We post each charter on our website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Audit	Compensation	IR	Governance
Jean Clifton	✓	Chair	✓
Geoffrey Cook
Christopher Fralic	✓		Chair
Spencer Grimes	✓			✓
James Parmelee	✓	✓		✓
Spencer Rhodes	✓			✓	Chair
Bedi Singh	✓	✓		✓
Jason Whitt	✓				✓

The Board held 14 meetings in 2017. The Meet Group does not have a policy with regard to directors’ attendance at annual meetings. One director attended the 2017 Annual Meeting. In 2017, the Audit Committee held five meetings, the Compensation Committee held five meetings, and the Governance Committee held two meetings.

Independence

As required by the NASDAQ rules, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our general counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The Board has determined Ms. Clifton, and Messrs. Fralic, Parmelee, Grimes, Rhodes, Singh and Whitt, are independent directors in accordance with the listing rules of NASDAQ. The Board has determined that each of the members of the Audit Committee, Ms. Clifton and Messrs. Singh and Parmelee, are independent in accordance with the independence standards for audit committees under the NASDAQ listing rules and Rule 10A-3 of the Exchange Act. The Board has determined that each of the members of the Compensation Committee, Ms. Clifton and Mr. Fralic, are independent in accordance with the independence standards for compensation committees under the NASDAQ listing rules and Rule 10C-1 of the Exchange Act.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee.

The Board has determined that Ms. Clifton is qualified as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC and NASDAQ and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board.

Compensation Committee

The Compensation Committee assists the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and annually approves the compensation of the Chief Executive Officer, and the salaries and other compensation of the Company’s other executive officers, and administers the Company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers). The Compensation Committee is also responsible for reviewing and recommending possible changes in Board compensation for non-employee directors.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, identifying highly qualified individuals meeting those criteria to serve on the Board; proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting, reviewing candidates nominated by stockholders for election to the Board; developing plans regarding the size and composition of the Board and its committees; developing and recommending to the Board a set of corporate governance principles applicable to the Company.

In fulfilling its responsibilities, the Governance Committee considers the following factors in reviewing possible candidates for nomination as a director of The Meet Group:

(i)	the appropriate size of our Board and its committees;

(ii)	the perceived needs of our Board for particular skills, background and business experience;

(iii)
diversity, including social media and Internet experience, public company experience, finance background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and

(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Governance Committee will consider persons recommended by stockholders if such stockholders follow the timelines and procedures set forth in the Company’s Bylaws and as set forth in this proxy statement under the heading “Can a Stockholder Present a Proposal or Nomination to be Considered at the 2019 Annual Meeting?” If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee.

The Governance Committee periodically reviews and monitors The Meet Group’s corporate governance guidelines to assure that they reflect best practices and are appropriate for The Meet Group and to assist the Board in achieving such best practice. Additionally, the Governance Committee periodically reviews and monitors, with the assistance of management and outside counsel, applicable regulatory requirements relevant to The Meet Group’s corporate governance guidelines to assure compliance therewith.

Majority Voting in the Election of Directors

In an uncontested election, each nominee for election as a director must be elected by majority vote. In such an election, our Bylaws provide that, if a quorum is present, each nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

In such an election, if the nominee who does not receive the vote of at least the majority of the votes cast is an incumbent director nominated for re-election, then our Bylaws require that such incumbent director promptly tender his or her irrevocable resignation to the Board. Our Governance Committee will then make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Our Bylaws permit each of the Governance Committee in making its recommendation, and the Board in making its decision, to consider any factors or other information that the Board or Governance Committee, as applicable, considers appropriate and relevant. A director who tenders his or her resignation is not permitted to participate in the recommendation of the Governance Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case in accordance with our Bylaws.

Board Diversity

While we do not have a formal policy on diversity, the Governance Committee considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Governance Committee seeks to attract individuals with social media and Internet experience. Additionally, we seek individuals with experience on public company boards, finance, marketing expertise and international background.

Chairman of the Board

The Meet Group has chosen not to combine the Chief Executive Officer and Chairman of the Board positions. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Board Assessment of Risk

The Board is actively involved in the oversight of risks that could affect The Meet Group. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee considers and reviews with our independent public accounting firm and management the adequacy of our internal controls, including the processes for identifying significant risks and exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities. Members of our senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board as a whole. Members of our senior management have an open line of communication to the Board and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention arise. Members of our senior management regularly attend all or portions of the Board’s regularly scheduled meetings, and make presentations to the Board on financial and operational matters, which presentations often include a discussion of risks related to our business.

Presently, the primary risks affecting The Meet Group are our ability to attract and retain users and to monetize those users. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Risk Assessment Regarding Compensation Policies and Practices

Our executive compensation program is structured to avoid excessive risk taking by our executives and to avoid taking risks that are reasonably likely to have a material adverse effect on The Meet Group. Our executive compensation program has the following risk-limiting characteristics:

•
Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•
A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

•
Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and shareholders who beneficially own more than 10% of the Company’s outstanding equity stock, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and the other equity securities of the Company. These reporting persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, our review of the reports that have been filed and on the representations of the reporting persons we believe that all filing requirements applicable to these persons were complied with during fiscal year 2016, except for a Form 3 and a Form 4 for former Board member James Parmelee that were filed late on August 1, 2017 and a Form 3 for Mr. Fralic that was filed late on March 24, 2017 and a Form 4 for Chief Revenue Officer William Alena that was filed late on April 5, 2018.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at The Meet Group, Inc., Attention: Corporate Secretary, 100 Union Square Drive, New Hope, Pennsylvania 18938, or by visiting The Meet Group’s website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees which is posted on our website at http://ir.themeetgroup.com/CustomPage/Index?KeyGenPage=1073752493. The corporate website is not incorporated into this report.

Director Compensation

In 2017, non-employee directors were compensated with cash and restricted stock awards for service as a director, Board chairman, committee chairperson or committee member. On May 9, 2017, Mr. Rhodes, Ms. Clifton, Mr. Cruz, Mr. Fralic, Mr. Whitt, received a restricted stock award of 17,000 shares for service as a director. On June 27, 2017, Mr. Parmelee received a restricted stock award of 17,000 shares and on September 5, 2017, Mr. Singh received a restricted stock award of 17,000 shares, for services as a director. All of the restrictions on the restricted stock awards will lapse on the first anniversary of the grant date. The non-employee directors received an annual retainer fee of $25,000, an additional Board chairman retainer fee of $35,000, an additional committee chairman retainer fee of $6,000, $5,000, $5,000 and $2,000, for the Audit, Compensation, Investor Relations and Nominating and Governance Committees, respectively; and additional committee membership retainer fees of $6,000, $5,000, $5,000 or $1,000 for the Audit, Compensation, Investor Relations and Nominating and Governance Committees, respectively.

The non-employee directors also received an additional $1,000 for attendance (in-person or telephonic) at each meeting (Board or committee) in excess of a total of eight meetings per year.

The following table provides the total compensation for each non-employee director in 2017, including expense reimbursement of travel expenses related to attending Board and Committee meetings.

2017 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c) (1)	Total ($)(h)	Expense Reimbursement ($)
Spencer Rhodes(2)	76,616	88,060	112,260	46,361
Jean Clifton(2)	50,167	88,060	138,227	—
Ernesto Cruz(3)	40,626	88,060	128,686	4,017
Christopher Fralic(2)	16,716	88,060	104,776	—
Spencer Grimes	—	—	—	—
James Parmalee(2)	8,181	82,450	90,631	110
Bedi Singh(2)	2,239	64,600	66,839	648
Jason Whitt(2)	36,518	88,060	124,578	—

_______________

1.
The amounts in this column represent the aggregate date fair value of the stock awards as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in restricted stock and do not reflect the actual amounts that may be realized by the directors.

2.
On May 9, 2017, Mr. Rhodes, Ms. Clifton, Mr. Cruz, Mr. Fralic, Mr. Whitt, received a restricted stock award of 17,000 shares for service as a director. On June 27, 2017, Mr Parmelee received a restricted stock award of 17,000 shares and on September 5, 2017, Mr. Singh received a restricted stock award of 17,000 shares, for services as a director. All of the restrictions on the restricted stock awards will lapse on the first anniversary of the grant date. The non-employee directors received an annual retainer fee of $25,000, an additional committee chairman retainer fee of $7,000, $6,000, $5,000 and $2,000, for the Executive, Audit, Compensation and Nominating and Governance Committees, respectively; and additional committee membership retainer fees of $7,000, $6,000, $5,000 or $1,000 for the Executive, Audit, Compensation and Nominating and Governance Committees, respectively. Mr. Rhodes received an additional Board chairman retainer fee of $35,000.

3.	Mr. Cruz resigned from the Board effective June 27, 2017.

In 2017 our Board adopted the following director compensation program for our non-employee directors, which consists of the following elements:

•	annual cash retainer of $25,000 and an additional $35,000 annual cash retainer for the Board chair;

•
committee chairpersons - additional retainer fees of $6,000 for the Audit Committee chairperson, $5,000 for the Compensation Committee chairperson, $5,000 for the Investor Relations Committee chairperson, and $2,000 for the Governance Committee chairperson;

•
committee membership - additional retainer fees of $6,000 for the Audit Committee, $5,000 for the Compensation Committee, $5,000 for the Investor Relations Committee, and $1,000 for the Governance Committee;

•	additional meeting fees - additional meeting fees of $1,000 for in-person or telephonic attendance of Board or committee meetings in excess of eight meetings (combined total) per year;

•	annual equity compensation consisting of a restricted stock award for 17,000 shares, which vests on the first anniversary of the date of grant; and

•
if a non-employee director is appointed to the Board in between annual stockholder meetings, the annual compensation payable to that director will be pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the equity compensation payable to that director will vest over one year.

We do not provide our non-employee directors with initial inducement awards when they first join the board other than the regular annual equity award granted to our existing directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 25, 2018, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of the Named Executive Officers in the 2017 Summary Compensation Table;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)
William Alena (2)	254,040	*
Frederic Beckley (3)	392,764	*
James Bugden (4)	131,618	*
David Clark (5)	896,829	*
Jean Clifton (6)	99,888	*
Geoffrey Cook (7)	2,339,955	3.2%
Christopher Fralic (8)	17,000	*
Spencer Grimes (9)	—	*
Michael Johnson (10)	89,210	*
Per Niklas Lindstrom (11)	241,501	*
James Parmalee (12)	—	*
Spencer Rhodes (13)	49,816	*
Bedi Singh (14)	—	*
Jason Whitt (15)	81,388	*
All directors and executive officers as a group (14 persons) (16)	4,594,009	6.1%

Dimensial Fund Advisors LP (17)	5,669,797	7.8%
BlackRock Inc. (18)	4,092,641	5.7%
_______________

*    Less than 1%

(1) Applicable percentages are based on 72,316,149 shares of common stock outstanding as of April 25, 2018, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, The Meet Group believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.

(2) Mr. Alena is an executive officer. Includes 171,552 shares issuable upon the exercise of vested stock options.

(3) Mr. Beckley is an executive officer. Includes 314,003 shares issuable upon the exercise of vested stock options.

(4) Mr. Bugden is an executive officer. Includes 83,333 shares issuable upon the exercise of vested stock options.

(5) Mr. Clark is a former executive officer. Includes 791,248 shares issuable upon the exercise of vested options.

(6) Ms. Clifton is a director. Includes 62,000 shares issuable upon the exercise of vested stock options.

(7) Mr. Cook is a director and executive officer. Includes 1,271,865 shares issuable upon the exercise of vested stock options.

(8) Mr. Fralic is a director.

(9) Mr. Grimes is a director.

(10) Mr. Johnson is an executive officer. Includes 56,967 shares issuable upon the exercise of vested stock options.

(11) Mr. Lindstrom is a former executive officer. Includes 83,335 shares issuable upon the exercise of vested stock options.

(12) Mr. Parmalee is a director.

(13) Mr. Rhodes is a director.

(14) Mr. Singh is a director.

(15) Mr. Whitt is a director. Includes 43,500 shares issuable upon the exercise of vested stock options.

(16) Includes all executive officers and directors of The Meet Group, Inc.

(17) This information is based solely on a review of a Schedule 13G filed with the SEC on February 9, 2018 by Dimensial Fund Advisors LP, which beneficially owned 5,669,797 shares, and had sole voting power over 5,669,797 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(18) This information is based solely on a review of a Schedule 13G filed with the SEC on February 1, 2018 by BlackRock, Inc., which beneficially owned 4,092,641 shares, and had sole voting power over 4,015,427 shares and shared dispositive power over 4,092,641 shares. The address of BlackRock, Inc.: 55 East 52nd Street, New York, NY 10055.

EXECUTIVE OFFICERS

Our executive officers as of April 27, 2018, are the following:

Name	Age	Position
Geoffrey Cook	39	Chief Executive Officer
James Bugden	47	Chief Financial Officer
William Alena	45	Chief Revenue Officer
Frederic Beckley	54	General Counsel and Executive Vice President, Business Affairs

Geoffrey Cook has served as our Chief Executive Officer since March 2013. For a summary of Mr. Cook’s background, see “Proposal 1. Election of Directors - Board of Director Nominees.”

James Bugden has served as our Chief Financial Officer since November 2017. Mr. Bugden has served as our Senior Vice President, Corporate Development and General Manager, West Coast from February 2017 to November 2017. Mr. Bugden also served as Chief Financial Officer of Insider Guides, Inc. (d/b/a myYearbook.com) (“myYearbook”), and then with the Company after myYearbook merged with and into the Company on November 10, 2011, from July 2008 to March 2012. From 2015 to February 2017, Mr. Bugden served as CFO In-Residence for First Round Capital. During this time, Mr. Bugden also served as CFO of ROI Influence Media and Zoomin.com. From May 2013 to October 2015, Mr. Bugden served as CFO of Solve Media, and from March 2012 to January 2013, he served as Senior Vice President, Finance of Rent the Runway. In his capacity as CFO, Mr. Bugden has played a key role in over $750 million of M&A and fundraising transactions. Mr. Bugden earned his CPA during his seven years with Deloitte where he primarily served public technology companies. He graduated from the University of Delaware with a BS in Accounting.

William Alena has served as our Chief Revenue Officer since November 2011. Mr. Alena was appointed Chief Revenue Officer in connection with the myYearbook merger. From April 2007 until November 2011, Mr. Alena served as the Chief Revenue Officer of myYearbook. From March 2002 to March 2007, Mr. Alena served as the Director of Internet Advertising at Scholastic Inc. (NASDAQ: SCHL), a global children’s publishing, education and media company. He graduated from Iona College with a BA in Communications.

Frederic Beckley has served as our General Counsel and Executive Vice President, Business Affairs since November 2011. From September 2000 to December 2010, Mr. Beckley worked at TruePosition, Inc., where his last position was Executive Vice President, Business Development and General Counsel. From August 1995 to September 2000, Mr. Beckley held a number of positions at Verizon Corporation, including Senior Counsel, Business Development at Verizon Wireless. Mr. Beckley began his professional career in private practice, at Dechert, Price & Rhoads from June 1990 to January 1993, and Pepper, Hamilton & Scheetz, from February 1993 to July 1995. He graduated from the University of Pennsylvania with a BA, Yale Law School with a JD, and Yale Divinity School with an MAR.

Departures

Jonah Harris transitioned out of his role as Chief Technology Officer of the Company effective February 28, 2017. During the period from February 28, 2017 to May 29, 2017, Mr. Harris remained an employee the Company, providing transitional services.

David Clark stepped down from his role as Chief Financial Officer of the Company on November 13, 2017, and departed the Company effective as of December 31, 2017. During the period from November 13, 2017 to December 31, 2017, Mr. Clark remained an employee the Company, providing transitional services.

Niklas Lindstrom stepped down from his role as Chief Technology Officer of the Company effective on March 5, 2018. During the period from March 6, 2018 to December 31, 2018, Mr. Lindstrom will serve as a consultant to the Company, providing transitional assistance services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Geoffrey Cook, each of the individuals serving as Chief Financial Officer during 2017, and each of our three next most highly compensated executive officers serving at the end of 2017 whose compensation exceeded $100,000, to whom we refer to collectively as our “Named Executive Officers.” Our Named Executive Officers for 2017 were Mr. Cook, David Clark, James Bugden, Per Niklas Lindstrom, William Alena and Frederic Beckley. David Clark, our former Chief Financial Officer, transitioned out of the Chief Financial Officer role effective November 13, 2017 and left the Company effective December 31, 2017. Effective November 13, 2017, Mr. Bugden was appointed Interim Chief Financial Officer and he held that position through the rest of 2017. On March 5, 2018, Mr. Lindstrom transitioned out of the Chief Technology Officer role.

Executive Summary

2017 Business Performance

In 2017, we made significant progress toward our financial goals.  We completed our acquisitions of Lovoo and Ifwe.  We had total revenue of $123.8 million, a 63% increase from 2016 total revenue.  The Company’s Adjusted EBITDA for 2017 was $31.6 million, compared to $29.3 million in 2016, and non-GAAP net income was $28.5 million, compared to a $26.9 million in

2016.  While the Company recognized a GAAP net loss for the year compared to net income in 2016, this change was largely a result of a non-cash goodwill impairment charge and a one-time, non-cash deferred tax charge.  In the fourth quarter of 2017, through our annual testing of goodwill, we determined that a $56.4 million one-time, non-cash impairment was required for our U.S. reporting unit, due predominantly to the market-driven impacts on advertising revenue resulting from lower ad rates that negatively affected our results and outlook.  We do not expect the non-cash impairment charge will impact our ability to generate cash flow in the future.  Additionally, we recognized a one-time, non-cash deferred tax charge of $7.7 million in 2017 related to the re-measurement of our net deferred tax assets at the new U.S. federal corporate tax rate of 21% as a result of the Tax Cuts and Jobs Act.

In the first quarter 2018, we continued to integrate our acquisitions of Lovoo and Ifwe and we made significant progress video-enabling our large global community. Our enhanced video monetization product is now live on MeetMe and Skout. As of February 2018, video was already a $19 million run-rate business.

2017 Executive Compensation Objectives and Components

The principal objective of our executive compensation program is to attract, retain and motivate individuals who possess superior knowledge, experience and skills that we believe are important to the advancement of our business. Specifically, our executive compensation programs are designed to attract and retain individuals with exceptional ability and managerial experience and align our Named Executive Officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders.

The components of our compensation program include base salary, annual performance-based bonuses, long-term equity compensation, severance and change in control benefits. We utilize base salary and annual performance bonuses to incentivize company and individual performance in relation to competitive market conditions. Equity awards are primarily used to promote long-term stockholder value and employee retention through the use of multi-year vesting schedules that provide an incentive to the executive to remain in the employ of the Company through the end of the vesting period and an incentive to increase the value of our Company over time. Severance and change in control benefits are used to help ensure we retain our executive talent. We believe that our executive compensation practices provide an appropriate mix of short and long-term incentives, minimize risk-taking among our executives and promote achievement of strategic objectives.

Investor Outreach

In May 2017, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. We had significant support from our stockholders with respect to the compensation of our Named Executive Officers (favorable vote of approximately 65%), but the support was not as strong as we would expect from our stockholders. As we evaluated our Named Executive Officer compensation program during the latter half of 2017 and into 2018, our Compensation Committee took into account the stockholder vote and the results of our stockholder outreach program.

Following the 2017 stockholder vote, we engaged in stockholder outreach with several of our top institutional stockholders to obtain investor perspectives on executive compensation and governance matters. Members of management conducting the outreach conversations included Geoff Cook (Chief Executive Officer), David Clark (Chief Financial Officer), James Bugden (Interim Chief Financial Officer), Bill Alena (Chief Revenue Officer), Leslie Arena (Vice President, Investor Relations), and others. Members of our Board also participated in these outreach meetings, including Spencer Rhodes, Chris Fralic, and James Parmelee.

Further to this outreach, in October 2017 the Board established an Investor Relations Committee to focus specifically on shareholder engagement. The Investor Relations Committee currently consists of James Parmelee, Spencer Grimes, Spencer Rhodes and Bedi Singh. Its tasks include assisting management with strategy and outreach, and reporting back to the Board. The Charter for this Committee (as well as our other Board Committees) may be found in the Investor Relations section of our corporate website, www.themeetgroup.com.

In addition, as a result of ongoing discussions with several stockholders the Company entered into two Cooperation Agreements: On June 27, 2017, with Harvest Small Cap Partners Master Ltd., Harvest Small Cap Partners, LP, Harvest Small Cap Partners GP, LLC, Harvest Capital Strategies, LLC, and Jeff Osher; and on January 5, 2018 with Kanen Wealth Management LLC and David L. Kanen. Pursuant to these agreements we added two new members to our Board in 2017, and a third new member in 2018.

We also made significant changes to our executive compensation programs for 2018 as a result of our stockholder engagement. Specifically, while the 2017 salary increases became effective before we received the results of the 2017 stockholder vote, we froze base salaries for our Named Executive Officers for 2018 reflecting the Company’s performance relative to the target objectives. Additionally, we have restructured our annual performance-based bonus structure for all participants. Previously we paid bonuses pro rata based on achievement of target goals. Under our revised plan, for the revenue metric, we will not pay any amounts for failure to achieve at least 87.5% of the annual target, and we have capped the maximum payout at 112.5% of the target; for the Adjusted EBITDA portion, the minimum payment threshold is 75% of target and the cap is 125% of target.

We made another significant change to our executive compensation program. In addition to the annual bonus thresholds and caps, in 2018 we moved away from granting time-based stock options to Named Executive Officers (and certain other members of senior management) in favor of performance-based stock units (“PSUs”) to incent long-term value creation. PSUs vest in their entirety on the third anniversary of their grant date (rather than yearly and monthly, as our time-based stock options did) depending on the Company’s total stockholder return (“TSR”) compared to members of the Russell 2000 index over the course of that three-year period, and the Company’s absolute TSR over the same period. None of the PSUs will vest if the Company’s TSR ranks at or below the 30th percentile. In that case, all of the PSUs will be forfeited. If the Company’s absolute TSR is negative, the number of shares earned will be capped at target, even if the relative TSR is greater than target.

The Company chose TSR as the performance metric plan to replace its time-based stock option plan because we believe TSR best represents stockholder value creation and provides our senior management with incentives to drive meaningful performance changes. The three-year performance period was chosen to allow a reasonable timeframe for value creation.

We will continue to assess our executive compensation programs to ensure that they appropriately reflect stockholder value creation.

Determination of Compensation Elements

In April 2017, our Compensation Committee commissioned F.W. Cook & Co. (“F.W. Cook”), a compensation consulting firm, to conduct an independent analysis of our executive compensation program. The purpose of the review was to provide a competitive reference on pay levels, performance alignment, incentive design and shareholder considerations. As a result of the Company’s increased size following the Skout acquisition in 2016 and the March 2017 equity financing, F.W. Cook suggested a substantially revised peer group for 2017. The new peer group consists of 13 publicly-traded U.S.-based media and software companies with the Company’s market cap near the group median. In general, all of the companies in our peer group represent companies with which we compete for our executive talent and investment. We may replace some of the companies in our peer group with others from time to time as market positions change, suggesting more representative peer companies. The 2017 comparator companies consist of the following:

●	Alarm.com	●	Jive Software	●	Rubicon Project
●	Angie’s List	●	LivePerson	●	XO Group
●	DHI Group	●	Match Group	●	Zix
●	Glu Mobile	●	Overstock.com
●	Hortonworks	●	RetailMeNot

In 2017, we used the F.W. Cook independent executive compensation analysis and consulted with F.W. Cook in connection with all compensation actions taken for our Named Executive Officers.

When determining our executive compensation policies in 2017, our Compensation Committee considered recommendations from our Chief Executive Officer, Mr. Cook, regarding the compensation for Named Executive Officers other than himself. Our Compensation Committee has the final authority regarding the overall compensation structure for our Named Executive Officers. As our Chief Executive Officer, Mr. Cook will continue to recommend compensation for our Named Executive Officers other than himself. Mr. Cook does not participate in determining his own compensation.

We believe that our executive compensation program is structured to avoid excessive risk taking by our executives or taking risks that are reasonably likely to have a material adverse effect on The Meet Group. Our executive compensation program has the following risk-limiting characteristics:

•
Our base pay programs consist of generally competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;

•
A portion of each executive’s incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained performance over time. This reduces any incentive to take risks that might increase short-term compensation at the expense of longer term results; and

•
Annual equity awards have multi-year vesting which aligns the long-term interests of our executives with those of our stockholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

Our executive compensation model emphasizes long-term equity compensation over short-term cash compensation, and performance-based cash compensation over reliable base salaries. The amount of fixed cash compensation (base salary) was approximately 27% of our Named Executive Officers’ total target direct compensation for 2017, which was below the peer median in the aggregate.

In 2017, our CEO’s total compensation as reported in the Summary Compensation Table of this proxy statement was positioned below the 25th percentile of the peer group. We believe that this position shows the reasonability of the CEO compensation opportunity and alignment with performance.

Base Salaries

Our Compensation Committee generally establishes base salaries for our Named Executive Officers based on the scope of their responsibilities and the amount and type of work experience prior to joining us, taking into account competitive market compensation paid by other companies to individuals in similar positions. Our Named Executive Officers received base salary increases in 2017, which were intended to bring their base salaries closer to the median of our comparator group described above. Based on our comparator group, even after the increases effective May 1, 2017, Mr. Cook has a base salary 9% below the 25th percentile and 30% below the median, while Messrs. Clark, Lindstrom, Alena and Beckley have base salaries that are below the median, which salary levels were not increased in 2018.

	Base Salary Effective	Base Salary Effective
Named Executive Officer	January 1, 2017	May 1, 2017
Geoffrey Cook	$347,551	$357,978
David Clark	$347,551	$357,978
James Bugden(1)	$300,000	$339,488
Per Niklas Lindstrom(2)	$337,000	$339,528
William Alena	$329,600	$339,488
Frederic Beckley	$300,000	$339,488

1.
Mr. Bugden commenced employment as Senior Vice President, Corporate Development and General Manager - West Coast on February 1, 2017 with a starting annual base salary of $300,000 per year, which was increased to $339,488 on May 1, 2017.

2.	Mr. Lindstrom commenced employment as Chief Technology Officer on February 22, 2017 with a starting annual base salary of $337,000 per year, which was increased to $339,528 on May 1, 2017.

Performance-Based Bonuses

The Company has a Management Bonus Plan (the “Bonus Plan”) that was established to promote the interests of the Company by creating an annual incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company. The target performance-based bonuses under the Bonus Plan were generally at or below the median of the Company’s comparator group. Mr. Cook’s target performance-based bonus is below the 25th percentile. The Compensation Committee believes that annual performance-based compensation is an effective tool to incentivize key employees.

The individual bonus awards payable to the participants in the Bonus Plan for a plan year shall be based on criteria determined by the Compensation Committee. Under the Bonus Plan, the criteria include (i) the Company’s achievement of specified Revenue (defined below) goals determined by the Compensation Committee in its sole discretion, (ii) the Company’s achievement of specified Adjusted EBITDA (defined below) goals determined by the Compensation Committee in its sole discretion, and (iii) the Company’s achievement of mobile daily active user (DAU) targets determined by the Compensation Committee in its sole discretion. The Compensation Committee determines the amounts and relative weighting of the goals in its sole discretion.

All 2017 bonuses were paid below-target, based on performance versus goals, except for our Former CFO Mr. Clark who was paid a target bonus pursuant to his separation agreement. In February 2017, the Compensation Committee set performance-based annual bonus targets and paid performance-based bonuses in the following amounts in March 2018:

Named Executive Officer	Target Bonus as Percentage of Base Salary	Target Bonus	Actual Bonus Paid
Geoffrey Cook	80%	$286,382	$190,711
David Clark(1)	50%	$178,989	$178,989
James Bugden	50%	$169,764	$155,352
Per Niklas Lindstrom	50%	$169,764	$94,210
William Alena	50%	$169,744	$113,038
Frederic Beckley	50%	$169,744	$113,038
(1) Bonus paid at target pursuant to separation agreement.

A portion of the bonus was based on the Company’s achievement of a certain Revenue target in 2017, a portion was based on achievement of a certain Adjusted EBITDA target in 2017, and a portion was based on achievement of a certain mobile DAU target in Q4 2017. In choosing the performance criteria for the 2017 bonuses, the Compensation Committee determined that Adjusted EBITDA, Revenue, and mobile DAU were the best indicators of the Company’s success in 2017.

For Messrs. Cook, Lindstrom, Alena and Beckley, 40% of the bonus was based on achievement of the Revenue target, 20% was based on achievement of the mobile DAU target, and 40% was based on achievement of the Adjusted EBITDA target. For Mr. Bugden, 16% of the bonus was based on achievement of the Revenue target, 8% was based on achievement of the mobile DAU target, 16% was based on achievement of the Adjusted EBITDA target, 30% was based on achievement of the Skout and If(we) revenue target, and 30% was based on achievement of the Skout and If(we) Adjusted EBITDA target. For Mr. Clark, 30% of the bonus was based on achievement of the Revenue target, 20% was based on achievement of the mobile DAU target, and 50% was based on achievement of the Adjusted EBITDA target. Upon partial achievement of the applicable Revenue, mobile DAU, and Adjusted EBITDA goals, the bonus amounts would be prorated in accordance with the formulas determined by the Compensation Committee.

2017 Revenue resulted in 93% of the applicable weighted portion of each executive’s bonus being paid, mobile DAU resulted in 82% of the applicable weighted portion of each executive’s bonus being paid, and the 2017 Adjusted EBITDA resulted in approximately 74% of the applicable weighted portion of each executive’s bonus being paid, for a total payout under the plan at 67% of target for Messrs. Cook, Lindstrom, Alena and Beckley. In addition to the achievement of the Revenue, mobile DAU and Adjusted EBITDA targets, 2017 Skout and If(we) revenue resulted in 94% of the applicable weighted portion of Mr. Bugden’s bonus being paid, and the 2017 Skout and If(we) Adjusted EBITDA resulted in 114% of the applicable weighted portion of Mr. Bugden’s bonus being paid, for a total payout under the plan at 92% of the overall bonus target for Mr. Bugden. As a result of Mr. Clark’s departure from his role as Chief Financial Officer of the Company, the total payout, as per his employment agreement was 100% of the overall bonus target.

“Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by the Company for products sold or services provided during a specified plan year. “Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger and acquisition related expenses, stock based compensation expenses or the cost associated with shutting down any segment operations. In determining whether the Company has achieved an Adjusted EBITDA target, certain bonus accruals under the Bonus Plan are included, and certain costs, as well as revenue and Adjusted EBITDA from acquired entities, and all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, are excluded. “Mobile DAU,” for purposes of the Bonus Plan, generally means a registered user who accessed the Company’s sites by one of the Company’s mobile applications or by the mobile-optimized version of the website, whether on a mobile phone or tablet, such as the iPad, during the day of measurement. “Skout and If(we) Revenue,” for purposes of the Bonus Plan, generally means the total dollar amount of revenue generated by Skout and If(we) for products sold or services provided during a specified plan year. “Skout and If(we) Adjusted EBITDA,” for purposes of the Bonus Plan, generally means earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger and acquisition related expenses, stock based compensation expenses or the cost associated with shutting down any segment operations, for Skout and If(we).

Equity Compensation

Our shareholders approved The Meet Group, Inc. 2012 Omnibus Incentive Plan in June 2012, which permits the Compensation Committee to award various types of equity based awards. In August 2014 and most recently in December 2016, our shareholders approved amendment and restatements of The Meet Group, Inc.  2012 Omnibus Incentive Plan (the “2012 Omnibus Incentive Plan”). Equity incentives form an integral part of the compensation paid to our Named Executive Officers.

While Messrs. Bugden and Lindstrom received equity grants in connection with their commencement of employment in February 2017, in May 2017, we granted time-based stock options and restricted stock awards (“RSAs”) to our other Named Executive Officers, Messrs. Cook, Clark, Alena, and Beckley. Based on grant date fair value, approximately 50% of the annual equity compensation granted to our Named Executive Officers was in the form of stock options and 50% was in the form of RSAs. We believe that stock options and RSAs provide a strong incentive to increase stockholder value because they directly align our Named Executive Officer’s interests with those of stockholders. We believe our executive compensation program provides a real incentive to our executive officers to create long term stockholder value. The stock options granted to our Named Executive Officers vest and become exercisable as to one third of the shares subject to each option on the first anniversary of the date of grant and the remainder of each option vests over a two-year period in equal monthly increments following the first anniversary of the date of grant. The RSAs vest over three years in three equal annual installments on the first, second and third anniversaries of the date of grant.

The grant date fair value of equity awards granted to our CEO was below the 25th percentile of the companies in our 2017 peer group. The market position referenced includes the value of acquisition awards discussed more fully below, and is not restricted to only the 2017 annual grants provided under the ongoing compensation program. New hire grants to the Named Executive Officers were not made with peer data used as a key component of decision-making, and reflect a one-time grant that is larger than normal to provide an employment inducement incentive.

Named Executive Officer	Number of Stock Options	Shares of Restricted Common Stock
Geoffrey Cook	226,885	91,578
David Clark	107,048	41,626
James Bugden(1)	250,000	150,000
Per Niklas Lindstrom(2)(3)	250,000	150,000
William Alena(4)	72,570	43,306
Frederic Beckley	107,048	41,626

1.
In connection with Mr. Bugden’s commencement of employment on February 6, 2017, he received a stock option to purchase 250,000 shares and an RSA for 150,000 shares, each with the vesting terms set forth above, pursuant to the terms of his offer letter. Mr. Bugden also received an additional RSA for 67,942 shares in connection with the if(we) and Lovoo acquisitions.

2.
In connection with Mr. Lindstrom’s commencement of employment on February 22, 2017, he received a stock option to purchase 250,000 shares and an RSA for 150,000 shares, each with the vesting terms set forth above, pursuant to the terms of his offer letter. Mr. Lindstrom’s shares were issued under the 2016 Inducement Omnibus Incentive Plan, which was adopted by written consent of the Board on September 30, 2016.

3.	100,000 restricted stock awards and 166,666 options were forfeited by Mr. Lindstrom upon his departure from the company.

4.	Includes an RSA for 15,000 shares awarded to Mr. Alena on June 2, 2017 as a discretionary award, based on individual superior performance.

Each of our Named Executive Officers, other than Mr. Cook and Mr. Lindstrom, is a party to a vesting agreement that provides enhanced vesting terms for cash and equity awards (“Vesting Agreement”). With the exception of the PSUs granted in 2018, the terms of the Vesting Agreement supersede any contrary provisions less favorable to the executive contained in any compensation or benefit plan, grant agreement relating to the equity-based awards and cash-based awards, or other agreement between the executive and the Company or its successor. As more fully explained below under “Vesting Agreement,” the Vesting Agreement implements double trigger vesting with respect to the Named Executive Officers’ outstanding equity awards and cash-based awards, and provides certain protections in the event awards assumed by the Company’s successor in a change of control lose value following the change of control. The Compensation Committee believes that the Vesting Agreement is in the best interest of the Company and its shareholders. The Vesting Agreement was implemented in 2016 in order to incentivize the Named Executive Officers to continue providing services in the event of a change of control or anticipated change of control of the Company.

Acquisition Bonus Program

In February 2017, the Compensation Committee approved a discretionary bonus pool with respect to future completed acquisitions (“Acquisition Bonus Program”). Bonuses payable under the Acquisition Bonus Program will consist of restricted stock grants to be issued under the 2012 Omnibus Incentive Plan (or it successor) to our employees, including our Named Executive Officers (“Acquisition RSAs”). The Acquisition RSAs will vest in full one year after the date of grant, subject to continued employment through such date. With respect to each completed acquisition, the bonus pool under the Acquisition Bonus Program will have a value equal to 10% of the aggregate value of the equity offered to employees of the acquired company; provided that with respect to any particular acquisition, the pool will have a minimum value of 0.3% of the purchase price of the acquired company and a maximum value of $500,000. On April 20, 2017 and December 13, 2017, Acquisition RSAs with respect to the acquisition of Ifwe, Inc. and Lovoo GmbH, respectively, were granted to our Named Executive Officers in the following amounts:

Named Executive Officer	If(we) Acquisition Grant	Lovoo Acquisition Grant	Total Acquisition Grant
Geoffrey Cook	—	—	—
David Clark	2,609	—	2,609
James Bugden	20,870	47,072	67,942
Per Niklas Lindstrom	—	—	—
William Alena	2,609	8,559	11,168
Frederic Beckley	20,870	47,072	67,942

Employment Agreements and Offer Letters

We have employment agreements with Messrs. Cook, Clark, Alena, Bugden and Beckley, each of which provides for special benefits upon certain types of employment termination events. In 2017, Messrs. Bugden and Lindstrom were parties to offer letters that also provided for severance benefits upon certain types of termination events. Mr. Bugden’s offer letter was superseded by his employment agreement effective March 2, 2018. We enter into employment agreements with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. In connection with the termination of employment of Messrs. Clark and Lindstrom, we have entered into severance agreements with each of them. The employment agreements, offer letters and severance agreements are more fully explained below under “Potential Payments upon Termination or Change-In-Control.”

Perquisites

We do not have programs for providing personal benefit perquisites to Named Executive Officers.

Broad-Based Programs

Our Named Executive Officers are eligible to participate in our broad-based group health, dental, life and disability plans and 401(k) savings plan offered to all full time employees of the Company. There was a matching contribution provided by the Company during 2017.

Named Executive Officer	401(k) Plan Company Match ($)
Geoffrey Cook	10,800
David Clark	10,800
James Bugden	10,800
Per Niklas Lindstrom	10,739
William Alena	10,860
Frederic Beckley	11,704

Stock Ownership Guidelines

The Board adopted a stock ownership policy, effective December 20, 2016 (the “Ownership Policy”). The Ownership Policy provides that the members of the Board and executive officers of the Company are expected to own shares of Company common stock pursuant to the following valuation requirements:

•	members of the Board must own four times the annual base retainer (currently $25,000);

•	the Chief Executive Officer must own four times base salary; and

•	other executive officers must own one times base salary.

Individuals subject to the Ownership Policy have a five-year period in which to comply with the relevant ownership requirement. When evaluating compliance, fully-owned shares, shares held in trust, shares held in retirement accounts, and time-vested restricted stock awards (both vested and unvested) will be counted; performance-contingent equity awards and options to purchase Company common stock will not be counted.

If an individual subject to the Ownership Policy is not in compliance after five years, he or she should retain 50% of after-tax profit shares following option exercises and restricted stock vesting until in compliance with the Ownership Policy, after which this retention requirement will cease. If such individual falls out of compliance after achieving it, the retention requirement will thereafter apply until compliance is again achieved. There are no sanctions for non-compliance, and an affected individual will not be required to purchase shares of Company common stock in the open market.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits any employees, officers, directors or other individuals who are aware of material non-public information from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction) and from pledging our stock as collateral for a loan (i.e., entering into a pledging transaction).

Clawback Policy

In April 2018, the Company adopted a formal clawback policy. The policy provides that in the event of a material restatement of the Company’s financials, the Board (or a committee designated by the Board) will review the incentive compensation (including cash and equity compensation awards) that was paid or awarded with respect to the period to which the restatement relates, to the Company’s current and former executive officers (including Named Executive Officers) who engaged in fraud or other misconduct that resulted in the restatement. To the extent the Board or designated committee deems appropriate, the Board or such committee may seek the recoupment or forfeiture of such incentive-based compensation (including all types of cash and equity compensation awards) paid or awarded to the officer in excess of the amount that would have been paid or awarded to the officer under the Company’s restated financial statements. The demand for recoupment or forfeiture must be made not later than three years following the payment or award, as applicable, of the incentive compensation.

Compensation Adviser Independence

The Compensation Committee worked directly with F. W. Cook to conduct a review of the Company’s compensation programs. F. W. Cook reported directly to the Compensation Committee and all work conducted by F.W. Cook for the Company is on behalf, and under the direction and the authority, of the Compensation Committee.

The Compensation Committee engaged F. W. Cook to provide executive compensation analyses using peer group proxy data. F. W. Cook provides no services to the Company other than the foregoing consulting services and has no other direct or indirect business relationships with the Company or any of its affiliates. After examining whether there was a conflict of interest present between the Company and F. W. Cook, the Compensation Committee concluded that F. W. Cook had no conflicts of interest during 2017. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Material Terms of Named Executive Officer Employment Agreements and Post Employment Compensation

We have employment agreements with Messrs. Cook, Clark, Alena, Bugden and Beckley, each of which provides for special benefits upon certain types of employment termination events. In 2017, Messrs. Bugden and Lindstrom were parties to offer letters that also provided for severance benefits upon certain types of termination events. Mr. Bugden’s offer letter was superseded by his employment agreement effective March 2, 2018. We enter into employment agreements and offer letters with our key executives, including the Named Executive Officers, as part of a competitive compensation and retention package. In connection with the termination of employment of Messrs. Clark and Lindstrom, we entered into severance agreements with each of them.

Geoffrey Cook’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our then Chief Operating Officer and President of the Consumer Internet Division, Geoffrey Cook. The employment agreement was amended effective March 6, 2013, effective August 8, 2013 and again effective November 11, 2016. Mr. Cook was promoted to Chief Executive Officer of the Company, effective March 11, 2013. In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, during the term of the employment agreement, Mr. Cook is entitled to participate in all health, life, disability, insurance and other benefit programs that the Company may offer to other key executives of the Company from time to time. Mr. Cook is entitled to six weeks of paid time off per calendar year (in addition to holidays), provided that no more than two weeks of paid time off can be used in any calendar month.

The employment agreement provides that in the event that the Company terminates Mr. Cook’s employment without cause (other than on account of death, disability or retirement) or Mr. Cook terminates his employment for good reason, in either case, whether before or after a change of control, then the Company is obligated to pay or provide Mr. Cook (i) a lump sum amount equal to all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, (ii) a lump sum amount equal to two times Mr. Cook’s base salary, plus two times his target bonus as in effect immediately prior to termination, (iii) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which such exercisable awards shall remain exercisable for two years following such termination, and (iv) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment (or, if not permitted under the applicable plans, or if the benefits under the applicable plans are materially reduced, six months of substantially similar benefits for Mr. Cook and his dependents), provided that such continued benefits will cease if Mr. Cook becomes eligible for benefits with a subsequent employer. The employment agreement provides that if the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, if such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction; if not, then no reduction applies.

If Mr. Cook’s employment is terminated by the Company without cause or by Mr. Cook for good reason, then Mr. Cook will be subject to non-competition and non-solicitation of customers and employees covenants for six months following termination, unless such termination occurs following a change of control, in which case, no such covenants will apply to Mr. Cook.

The employment agreement provides that in the event that Mr. Cook’s employment is terminated on account of death, the Company is obligated to pay or provide Mr. Cook’s estate (a) a lump sum amount equal to the sum of all earned but unpaid base salary, three months of Mr. Cook’s base salary and bonus payments and a pro rata portion of his target bonus as in effect immediately prior to termination, (b) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (c) three months of continued benefits under the Company’s health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment for Mr. Cook’s eligible dependents. If Mr. Cook’s employment is terminated on account of Mr. Cook’s disability, the Company is obligated to pay or provide Mr. Cook with (1) a lump sum amount equal to the sum of all earned but unpaid base salary, (2) full vesting and exercisability of all stock options, restricted stock awards, restricted stock units, stock appreciation rights, or other share-based awards granted to Mr. Cook by the Company, which exercisable awards shall remain exercisable for two years following such termination, and (3) 12 months of continued benefits for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, if permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Mr. Cook will be subject to the Company’s non-competition and non-solicitation of employees and customers policies under the employment agreement for a period of 12 months following termination on account of disability.

If Mr. Cook’s employment is terminated by the Company for cause or by Mr. Cook without good reason, Mr. Cook is only entitled to a lump sum of all compensation payable for services rendered to the Company, including unused vacation time and earned bonus, that was accrued and unpaid as of the date of termination of employment, unless the Company provides Mr. Cook with notice that it will impose the non-competition and non-solicitation covenants in the employment agreement for up to six months post-termination. If the Company provides such notice and enforces such covenants, Mr. Cook will be entitled to receive, in periodic installments, an amount equal to (x) Mr. Cook’s base salary and target bonus in effect immediately prior to termination, multiplied by (y) the number of months that the Company enforces the covenants (not greater than six), divided by (z) 12.

For purposes of the employment agreement for Mr. Cook, “cause” generally means the executive’s (i) willful misconduct or gross negligence that is not cured within 60 days following notice, (ii) conviction of a felony involving moral turpitude, or (iii) a material act of dishonesty or breach of trust resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company, and “good reason” generally means (a) the Company materially breaches the employment agreement, (b) a material diminution in base compensation (other than an across the board reduction), (c) a material diminution in executive’s authority, duties or responsibilities, or (d) the Company requires the executive, without his consent, to relocate his office more than 75 miles from the current location.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2017 for Mr. Cook under the terms of his amended employment agreement:

	Salary (1)	Bonus (1)	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$715,956	$572,764	—	$651,757	$22,226	—	$1,962,703
Termination for good reason	$715,956	$572,764	—	$651,757	$22,226	—	$1,962,703
Termination by death	$89,495	$71,596	$286,382	$651,757	$5,557	—	$1,104,787
Termination by disability	—	—	—	$651,757	$22,226	—	$673,983
Termination for cause	—	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	—	$—
Termination due to nonrenewal	—	—	—	—	—	—	$—
Termination in connection with a change of control	$715,956	$572,764	—	$651,757	$22,226	—	$1,962,703
Change of control (6)	—	—	—	$651,757	—	—	$651,757

(1)
Represents 24 months of base salary and target bonus, payable in a lump sum amount. The numbers assume that the Company does not pay severance to enforce the restrictive covenants following a termination for cause or without good reason. With respect to base salary payable upon termination due to death, represents three months of base salary. Bonus calculation for termination by death is the annual bonus target, prorated for three months.

(2)	Represents a lump sum amount.

(3)
The amount represents the value of full acceleration of Mr. Cook’s outstanding stock options (based on the spread between the exercise price and the closing price as of December 31, 2017) and restricted stock awards, which vest in full upon a termination of Mr. Cook’s employment without cause, for good reason or on account of death or disability. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Cook’s outstanding stock options and restricted stock awards vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Cook’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control.

(4)
Includes the value of continued benefits for 12 months for Mr. Cook and his dependents under the Company’s life, health, accident and disability plans, assuming permitted under those plans, on the same cost-sharing basis as was applicable immediately before termination of employment. Upon termination due to death, amount includes the value of continued benefits for Mr. Cook’s eligible dependents for three months.

(5)
As with our other Named Executive Officers, Mr. Cook is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. If the payments and benefits otherwise payable to Mr. Cook would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Cook with a greater net after-tax benefit than would no reduction. Based on estimates as of December 31, 2017, Mr. Cook’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(6)
Pursuant to the employment agreement, Mr. Cook’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Cook’s stock options and restricted stock awards are not assumed or substituted in connection with a change of control, the stock options and restricted stock awards will become fully vested upon the change of control.

James Bugden’s Offer Letter and Employment Agreement

Effective as of February 6, 2017, we entered into an offer letter with our SVP, Corporate Development & GM, West Coast, James Bugden. Mr. Bugden’s employment with us is at-will such that his employment may be terminated at any time for any or no reason by us or by Mr. Bugden with or without notice prior notice.

Mr. Bugden’s offer letter provides for base salary in the amount of $300,000 per year and eligibility for an annual bonus equal to fifty percent (50%) of base salary (determined based on revenue and EBITDA goals). Mr. Bugden was also granted a stock option to purchase 250,000 shares of our common stock and 150,000 shares of restricted stock, pursuant to the terms of his offer letter. The stock option award vests in three equal installments on each of the first three anniversaries of Mr. Bugden’s employment date. The restricted stock award vests in three equal installments on each of the first three anniversaries of Mr. Bugden’s employment date. The offer letter also provides that Mr. Bugden is eligible to participate in the Acquisition Bonus Program described above.

Mr. Bugden was also offered reimbursement by the Company of up to $20,000 in relocation expenses, which Mr. Bugden will be required to pay back to the Company on a pro-rata basis if he voluntarily terminates within the first three years of employment with the Company. Mr. Bugden is also eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The offer letter provides that in the event the Company terminates Mr. Bugden’s position with the Company without cause, Mr. Bugden will be entitled to severance in the form of one year’s base salary, paid in installments. Additionally, if Mr. Bugden is terminated as a result of a change of control, the vesting of his stock option and restricted stock awards described above would fully accelerate, as provided in the offer letter and the Vesting Agreement.

Effective as of March 2, 2018, the Compensation Committee approved entering into an employment agreement with Mr. Bugden as our Chief Financial Officer, which employment agreement supersedes the offer letter. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Bugden is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Bugden’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Bugden terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Bugden was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Bugden would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Bugden fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Bugden’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Bugden remained employed through such vesting date. A failure by the Company to renew Mr. Bugden’s employment agreement (for a reason other than cause, death or disability or Mr. Bugden’s resignation without good reason) will be treated as termination of Mr. Bugden’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Bugden’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Bugden or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Bugden’s target bonus, based on the number of days Mr. Bugden was employed during the year of termination, paid in a lump sum.

Mr. Bugden is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Bugden is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Bugden’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2017 for Mr. Bugden under the terms of his offer letter and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus	Accelerated Equity (2)	All Other Compensation (3)	Effect of 280G (4)	Total
Termination without cause	$339,488	—	—	$—	—	—	$339,488
Termination for good reason	—	—	—	$—	—	—	—
Termination by death	—	—	—	—	—	—	—
Termination by disability	—	—	—	—	—	—	—
Termination for cause	—	—	—	—	—	—	—
Termination without good reason	—	—	—	—	—	—	—
Termination due to nonrenewal	—	—	—	—	—	—	—
Termination in connection with a change of control	$339,488	—	—	$614,596	—	—	$954,084
Change of control (6)	—	—	—	$614,596	—	—	$614,596

(1)	Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)
The amount reflects the value of Mr. Bugden’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2017) and restricted stock awards outstanding as of December 31, 2017. Pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Bugden’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Bugden’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Bugden incurs a Qualifying Termination during the Vesting Period, Mr. Bugden’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Bugden may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(3)
As with our other Named Executive Officers, Mr. Bugden is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2017, Mr. Bugden’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(4)
Pursuant to Mr. Bugden’s stock option agreements, Mr. Bugden’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Bugden’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

William Alena’s Employment Agreement

Effective as of July 19, 2011, we entered into an employment agreement with our Chief Revenue Officer, William Alena. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Alena is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Alena’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Alena terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Alena was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Alena would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Alena fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Alena’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Alena remained employed through such vesting date. A failure by the Company to renew Mr. Alena’s employment agreement (for a reason other than cause, death or disability or Mr. Alena’s resignation without good reason) will be treated as termination of Mr. Alena’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Alena’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Alena or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Alena’s target bonus, based on the number of days Mr. Alena was employed during the year of termination, paid in a lump sum.

Mr. Alena is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Alena is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Alena’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2017 for Mr. Alena under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$339,488	—	$169,744	$275,443	$16,727	—	$801,402
Termination for good reason	$339,488	—	$169,744	$275,443	$16,727	—	$801,402
Termination by death	—	—	$169,744	—	—	—	$169,744
Termination by disability	—	—	$169,744	—	—	—	$169,744
Termination for cause	—	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	—	$—
Termination due to nonrenewal	$339,488	—	$169,744	$275,443	$16,727	—	$801,402
Termination in connection with a change of control	$339,488	—	$169,744	$275,443	$16,727	—	$801,402
Change of control (6)	—	—	—	$275,443	—	—	$275,443

(1)	Represents 12 months of base salary, payable in installments in accordance with the Company’s payroll practices.

(2)	Represents a lump sum amount, prorated based on Mr. Alena’s target bonus and the number of days Mr. Alena was employed in 2017.

(3)
The amount reflects the value of Mr. Alena’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2017) and restricted stock awards outstanding as of December 31, 2017. Pursuant to Mr. Alena’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Alena’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Alena remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Alena’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Alena’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Alena incurs a Qualifying Termination during the Vesting Period, Mr. Alena’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Alena may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(4)	Includes value of continued health benefits for 12 months.

(5)
As with our other Named Executive Officers, Mr. Alena is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2017, Mr. Alena’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(6)
Pursuant to Mr. Alena’s stock option agreements, Mr. Alena’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Alena’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

Frederic Beckley’s Employment Agreement

Effective as of November 18, 2011, we entered into an employment agreement with our General Counsel and Executive Vice President, Business Affairs, Frederic Beckley. The employment agreement was amended and restated effective June 1, 2016 in order to align the terms with other executive agreements and market practice. The employment agreement has a three-year term that automatically renews unless either party terminates the agreement upon 60 days’ notice.

In addition to the base salary and performance-based bonus described above in the Compensation Discussion and Analysis, Mr. Beckley is eligible to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group.

The employment agreement provides that in the event that the Company terminates Mr. Beckley’s employment with the Company at any time without cause (as defined in the employment agreement and summarized below), or Mr. Beckley terminates his employment for good reason (as defined in the employment agreement and summarized below), whether before or after a change of control, and provided he executes and does not revoke a release and waiver of claims, he will be entitled to (i) one year’s base salary, paid in installments, (ii) a pro rata amount of the target bonus based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum, (iii) monthly reimbursement for the monthly COBRA costs, less the amount Mr. Beckley would have paid for continued medical and dental coverage as an active employee, for a 12 month period following termination, provided that such reimbursements will cease if Mr. Beckley fails to pay the monthly COBRA costs or he becomes eligible for substantially similar coverage with a subsequent employer, whichever occurs first and (iv) accelerated vesting of time-based equity awards outstanding on Mr. Beckley’s termination date so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such vesting date. A failure by the Company to renew Mr. Beckley’s employment agreement (for a reason other than cause, death or disability or Mr. Beckley’s resignation without good reason) will be treated as termination of Mr. Beckley’s employment entitling him to the severance benefits described above.

The employment agreement provides that in the event that Mr. Beckley’s employment is terminated on account of disability or death, the Company is obligated to pay or provide Mr. Beckley or his executor, legal representative, administrator or designated beneficiary, as applicable, a pro rata portion of Mr. Beckley’s target bonus, based on the number of days Mr. Beckley was employed during the year of termination, paid in a lump sum.

Mr. Beckley is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Beckley is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Beckley’s termination of employment for any reason.

The following table sets forth information regarding potential payments upon termination of employment or a change of control estimated as of December 31, 2017 for Mr. Beckley under the terms of his employment agreement and the Vesting Agreement:

	Salary (1)	Bonus	Prorated Bonus (2)	Accelerated Equity (3)	All Other Compensation (4)	Effect of 280G (5)	Total
Termination without cause	$339,488	—	$169,744	$430,808	$16,727	—	$956,767
Termination for good reason	$339,488	—	$169,744	$430,808	$16,727	—	$956,767
Termination by death	—	—	$169,744	—	—	—	$169,744
Termination by disability	—	—	$169,744	—	—	—	$169,744
Termination for cause	—	—	—	—	—	—	$—
Termination without good reason	—	—	—	—	—	—	$—
Termination due to nonrenewal	$339,488	—	$169,744	$430,808	$16,727	—	$956,767
Termination in connection with a change of control	$339,488	—	$169,744	$430,808	$16,727	—	$956,767
Change of control (6)	—	—	—	$430,808	—	—	$430,808

(1)	Represents 12 months of base salary, paid in periodic installments in accordance with the Company’s payroll practices.

(2)	Represents a lump sum amount equal to Mr. Beckley’s target bonus, prorated based on the number of days Mr. Beckley was employed with the Company in 2017.

(3)
The amount reflects the value of Mr. Beckley’s accelerated stock options (based on the spread between the exercise price and the closing price as of December 31, 2017) and restricted stock awards outstanding as of December 31, 2017. Pursuant to Mr. Beckley’s employment agreement, upon a termination of employment without cause, for good reason or on account of nonrenewal of the employment agreement, the vesting of Mr. Beckley’s stock options and restricted stock awards will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date had Mr. Beckley remained employed through such date. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, Mr. Beckley’s outstanding stock options and restricted stock awards, vest in full if either (i) the stock options and restricted stock awards are assumed or substituted by the successor company and Mr. Beckley’s employment is terminated upon or within 24 months following a change in control or (ii) the stock options and restricted stock awards are not assumed or substituted in connection with a change of control, in which case the stock options and restricted stock awards will become fully vested upon the change of control. Pursuant to the Vesting Agreement, if Mr. Beckley incurs a Qualifying Termination during the Vesting Period, Mr. Beckley’s stock options and restricted stock awards will vest in full upon such termination of employment. In addition, in certain circumstances, Mr. Beckley may be entitled to a cash payment pursuant to the terms of the Vesting Agreement, as more fully described below under “Vesting Agreements”.

(4)
As with our other Named Executive Officers, Mr. Beckley is not eligible to receive a tax gross-up to the extent Sections 280G and 4999 of the Internal Revenue Code apply to any payments or benefits he would receive. Based on estimates as of December 31, 2017, Mr. Beckley’s payments in connection with a change in control would not be in excess of the threshold amount under Section 280G of the Internal Revenue Code and his payments would not be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(5)
Pursuant to Mr. Beckley’s stock option agreements, Mr. Beckley’s options accelerate in full on a change of control. In addition, pursuant the terms of the 2012 Omnibus Incentive Plan, if Mr. Beckley’s restricted stock awards are not assumed or substituted in connection with a change of control, the restricted stock awards will become fully vested upon the change of control.

Per Niklas Lindstrom’s Separation Agreement

On March 7, 2018, the Company announced that Mr. Lindstrom, by mutual agreement, left the Company effective March 5, 2018. The Company entered into a separation agreement with Mr. Lindstrom whereby he will be eligible to receive a severance payment in an amount equal to one year of his base salary, which, on the effective date of his departure, was $339,528. Mr. Lindstrom also received his 2017 annual bonus in the amount of $94,209.51.

On March 6, 2018, the Company entered into a consultant agreement with Mr. Lindstrom (the “Consultant Agreement”). Pursuant to the Consultant Agreement, Mr. Lindstrom will provide transitional assistance services to the Company through December 31, 2018 at a rate of $175 per hour. The Consultant Agreement states that Mr. Lindstrom will provide such services approximately 40 hours per week between March 6, 2018 and June 30, 2018 and approximately five hours per week from July 1, 2018 through December 31, 2018. The Consultant Agreement includes standard restrictive covenants such as confidentiality, non-competition, non-solicitation and non-disparagement as well as provisions addressing the assignment and ownership of intellectual property developed by Mr. Lindstrom in his capacity as an independent contractor for the Company.

David Clark’s Separation Agreement

Effective as of November 13, 2017, David Clark ceased to be our Chief Financial Officer and his employment with the Company terminated on December 31, 2017. In connection with his termination of employment, the Company entered into a separation agreement with Mr. Clark, whereby he is eligible to receive (i) one year’s continued base salary ($357,978), payable in installments over a one-year period, (ii) a target bonus in the amount of 50% of his current base salary ($178,989), which was paid in a lump sum, (iii) 12 months of continued medical and dental coverage under COBRA, less the amount he would be required to contribute if he were an active employee, which reimbursements will cease if Mr. Clark fails to pay the premiums or receives substantially similar benefits from a subsequent employer (up to $15,429), (iv) reimbursement of legal costs for the negotiation of the separation agreement, not to exceed $7,500 and (v) pursuant to the terms Mr. Clark’s Vesting Agreement, the vesting of Mr. Clark’s stock options and restricted stock awards accelerated ($306,863 is the value of Mr. Clark’s accelerated stock options (based on the spread between the exercise price) and the closing price as of December 31, 2017 and restricted stock awards outstanding as of December 31, 2017).

Mr. Clark is a party to the Company’s standard Confidential Information and Invention Assignment Agreement. Mr. Clark is also subject to a non-competition covenant during his employment with the Company and for the period of 12 months after Mr. Clark’s termination of employment for any reason.

Tax Considerations

For the 2017 year, Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers (other than the chief financial officer) in excess of $1 million in any year. For 2017, qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. The performance-based compensation exemption and the exemption of the Chief Financial Officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers (including our Chief Financial Officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We continue to retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Compensation Committee Report

The following tables reflect the compensation paid to our Chief Executive Officer, the individuals serving as Chief Financial Officer during 2017, and our three next most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and who we refer to as our Named Executive Officers for 2017.

Christopher Fralic (Chair)
Jean Clifton
Members of the Compensation Committee

Compensation Tables

The following tables reflect the compensation paid to our Chief Executive Officer, the individuals serving as Chief Financial Officer during 2017, and our three next most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, and we refer to as our Named Executive Officers for 2017.

2017 Summary Compensation Table

Name of Principal Position (a)	Year (b)	Salary ($)(c)(1)	Stock Awards ($)(e)(2)		Option Awards ($)(f)(2)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)(31)	Total ($)(j)
Geoffrey Cook	2017	$354,509	$474,374	(3)	$829,764	(15)	$190,421	(27)	$31,527	$1,880,595
Chief Executive Officer	2016	343,755	324,720	(4)	573,008	(16)	358,942	(28)	32,826	1,633,251
	2015	333,743	295,680	(5)	539,406	(17)	561,548	(29)	29,113	1,759,490
David Clark	2017	354,509	230,625	(6)	391,496	(18)	178,989	(27)	54,442	1,210,061
Former Chief Financial Officer	2016	343,755	147,600	(7)	270,199	(19)	224,339	(28)	35,088	1,020,981
	2015	333,743	139,040	(8)	253,649	(20)	350,968	(29)	31,375	1,108,775
James Bugden	2017	301,351	950,974	(9)	867,375	(21)	155,409	(27)	20,573	2,295,682
Chief Financial Officer
Per Niklas Lindstrom	2017	283,816	724,500	(10)	861,725	(22)	94,066	(27)	21,646	1,985,753
Former Chief Technology Officer
William Alena	2017	336,198	252,564	(11)	265,403	(23)	112,866	(27)	35,626	1,002,657
Chief Revenue Officer	2016	326,000	98,400	(12)	184,481	(24)	212,751	(28)	30,243	851,875
	2015	222,495	93,280	(13)	170,170	(25)	351,886	(30)	29,786	867,617
Frederic Beckley	2017	323,618	440,597	(14)	391,496	(26)	112,866	(27)	20,729	1,289,306
General Counsel and Executive Vice President, Business Affairs	2016	275,100	98,400	(12)	184,481	(24)	179,534	(28)	19,638	757,153
	2015	267,088	93,280	(13)	170,170	(25)	280,873	(29)	17,380	828,791

_______________

(1)	Represents cash compensation for salary.

(2)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. The amounts in the column titled “Option Awards” represent awards that were paid in the form of stock options and do not reflect the actual amount that may be realized by the Named Executives Officers.

(3)	Includes a restricted stock award of 91,578 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020.

(4)	Includes a restricted stock award of 99,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018 and 2019.

(5)	Includes a restricted stock award of 168,000 shares of Company common stock, which vests in equal increments on April 17, 2016, 2017 and 2018.

(6)	Includes a restricted stock award of 2,609 and 41,626 shares of Company common stock, all of which was vested as of December 31, 2017.

(7)	Includes a restricted stock award of 45,000 shares of Company common stock, all of which was vested as of December 31, 2017.

(8)	Includes a restricted stock award of 79,000 shares of Company common stock, all of which was vested as of December 31, 2017.

(9)
Includes a restricted stock award of 150,000 shares of Company common stock, which vests in equal increments on February 1, 2018, 2019 and 2020, a restricted stock award of 20,870 shares of Company common stock, which vests in equal increments on April 20, 2018, 2019 and 2020 and a restricted stock award of 47,072 shares of Company common stock, which vests on December 13, 2018.

(10)	Includes a restricted stock award of 150,000 shares of Company common stock, which vests in equal increments on February 28, 2018, 2019 and 2020.

(11)
Includes a restricted stock award of 2,609 shares of Company common stock, which vests in equal increments on April 20, 2018, 2019 and 2020, a restricted stock award of 28,306 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020, a restricted stock award of 15,000 shares of Company common stock, which vests in equal increments on June 2, 2018, 2019 and 2020 and a restricted stock award of 8,559 shares of Company common stock, which vests on December 13, 2018.

(12)	Includes a restricted stock award of 30,000 shares of Company common stock, which vests in equal increments on April 26, 2017, 2018, and 2019.

(13)	Includes a restricted stock award of 53,000 shares of Company common stock, which vests in equal increments on April 17, 2016, 2017, and 2018.

(14)
Includes a restricted stock award of 20,870 shares of Company common stock, which vests in equal increments on April 20, 2018, 2019 and 2020, a restricted stock award of 41,626 shares of Company common stock, which vests in equal increments on May 9, 2018, 2019 and 2020 and a restricted stock award of 47,072 shares of Company common stock, which vests on December 13, 2018.

(15)
Includes 226,885 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(16)
Includes 246,000 10-year stock options exercisable at $3.28 per share, which vested as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(17)
Includes 420,000 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(18)	Includes 107,048 10-year stock options exercisable at $5.18 per share, all of which vested as of December 31, 2017.

(19)
Includes 116,000 10-year stock options exercisable at $3.28 per share, which vests as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(20)
Includes 197,500 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(21)
Includes 250,000 10-year stock options exercisable at $4.84 per share, which vests as to one-third on February 1, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 1, 2018.

(22)
Includes 250,000 10-year stock options exercisable at $4.83 per share, which vests as to one-third on February 28, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 28, 2018.

(23)
Includes 72,570 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(24)
Includes 79,200 10-year stock options exercisable at $3.28 per share, which vested as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(25)
Includes 132,500 10-year stock options exercisable at $1.76 per share, which vested as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(26)
Includes 107,048 10-year stock options exercisable at $5.18 per share, which vests as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(27)	Represents bonus amounts earned for services performed in 2017, pursuant to the Bonus Plan, as described under “Performance-Based Bonuses” in the Compensation Discussion and Analysis.

(28)	Represents bonus amounts earned for services performed in 2016 pursuant to the 2016 Bonus Plan.

(29)	Represents bonus amounts earned for services performed in 2015 pursuant to the 2015 Bonus Plan.

(30)	Represents commission earned in 2015 pursuant to the 2015 commission plan.

(31)
The amounts in this column include company matching contributions under the Company’s 401(k) Plan, health, dental, life and disability insurance premiums. The amounts for 2017 are shown in the following table:

Named Executive Officer	401(k) Plan Company Match ($)	Health & Dental Insurance Premiums ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Geoffrey Cook	10,800	13,942	78	6,707
David Clark	10,800	13,942	78	8,969
James Bugden	10,800	4,030	72	5,671
Per Niklas Lindstrom	10,739	5,523	65	5,319
William Alena	10,860	19,151	78	5,537
Frederic Beckley	11,704	—	78	8,948

Grants of Plan Based Awards – 2017

The following table provides details regarding plan-based awards granted to our Named Executive Officers in 2017.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(d)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)(3)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (l)(4)
Geoffrey Cook	5/9/2017	286,382		226,885	5.18	829,764
	5/9/2017		91,578			474,374

David Clark	4/20/2017	178,989	2,609			15,002
	5/9/2017			107,048	5.18	391,496
	5/9/2017		41,626			215,623

James Bugden	2/1/2017	169,744		250,000	4.84	867,375
	2/1/2017		150,000			726,000
	4/20/2017		20,870			120,003
	12/13/2017		47,072			104,971

Per Niklas Lindstrom	2/28/2017	169,764		250,000	4.83	861,725
	2/28/2017		150,000			724,500

William Alena	4/20/2017	169,744	2,609			15,002
	5/9/2017			72,570	5.18	265,403
	5/9/2017		28,306			146,625
	6/2/2017		15,000			71,850
	12/13/2017		8,559			19,087

Frederic Beckley	4/20/2017	169,744	20,870			120,003
	5/9/2017			107,048	5.18	391,496
	5/9/2017		41,626			215,623
	12/13/2017		47,072			104,971

(1)
These amounts for Messrs. Cook, Clark, Bugden, Lindstrom, Alena and Beckley represent target cash-based incentive awards made to the Named Executive Officers as approved by the Compensation Committee on May 9, 2017 under the Bonus Plan. Each bonus award represented a target payout based on performance percentages if certain Revenue, mobile DAU, and Adjusted EBITDA goals were met, as described in more detail in the discussion under “Performance-Based Bonuses” above. The Bonus Plan did not provide for threshold or maximum amounts payable for performance under the plan. The amounts in the target column (d) represent 100% achievement of the applicable performance goals. To the extent earned, the bonuses under the Bonus Plan are reported in the Non-Equity Incentive Plan Awards column (g) in the Summary Compensation Table.

(2)
The restricted stock awards were granted to all Named Executive Officers on the respective dates in column "(b)" and vest in three equal increments on April 26 of 2017, 2018, and 2019. The restricted stock awards were granted under the 2012 Omnibus Incentive Plan, or, for Mr. Lindstrom, under the 2016 Inducement Omnibus Incentive Plan.

(3)
The stock options were granted to all Named Executive Officers on April 26, 2016 and vest as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017. The stock options were granted under the 2012 Omnibus Incentive Plan, or, for Mr. Lindstrom, under the 2016 Inducement Omnibus Incentive Plan.

(4)
The amounts in this column represents the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent equity-based awards that are in the form of shares or options to purchase shares of common stock and do not reflect the actual amount that may be realized by the Named Executives Officers.

Outstanding Equity Awards at 2017 Fiscal Year End

Listed below is information with respect to unexercised options and stock that has not vested with respect to equity incentive awards granted to each of our Named Executive Officers as of December 31, 2017, all of which were granted under the 2012 Omnibus Incentive Plan:

		Option Awards					Stock Awards
Name (a)	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable (b)	No. of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	No. of Shares or Units of Stock that have not Vested (g)		Market Value of Shares or Units of Stock that have not Vested (h)
Geoffrey	11/10/2011	450,000	—		4.24	11/10/2021	—		—
Cook	5/7/2014	149,100	—	(1)	3.09	5/7/2024	—		—
	4/17/2015	373,333	46,667	(2)	1.76	4/17/2025	—		—
	4/17/2015	—	—		—	N/A	56,000	(8)	157,920
	4/26/2016	136,667	109,333	(3)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	66,000	(9)	186,120
	5/9/2017	—	226,885	(4)	5.18	5/9/17	—		—
	5/9/2017	—	—		—	N/A	91,578	(10)	258,250

David	4/2/2013	300,000	—		2.31	4/2/2023	—		—
Clark	5/7/2014	70,700	—	(5)	3.09	5/7/2024	—		—
	4/17/2015	197,500	—	(5)	1.76	4/17/2025	—		—
	4/26/2016	116,000	—	(5)	3.28	4/26/2026	—		—
	5/9/2017	107,048	—	(5)	—	5/9/2027	—		—

James	2/1/2017	—	250,000	(6)	4.84	2/1/2027	—		—
Bugden	2/1/2017	—	—		—	N/A	150,000	(11)	423,000
	4/20/2017	—	—		—	N/A	20,870	(12)	58,853
	12/13/2017	—	—		—	N/A	47,072	(13)	132,743

Per Niklas	2/28/2017	—	250,000	(7)	4.83	2/28/2027	—		—
Lindstrom	2/28/2017	—	—		—	N/A	150,000	(14)	423,000

William	5/7/2014	13,055	—	(1)	3.09	5/7/2024	—		—
Alena	4/17/2015	62,569	14,722	(2)	1.76	4/17/2025	—		—
	4/17/2015	—	—		—	N/A	35,333	(8)	174,192
	4/26/2016	44,000	35,200	(3)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	30,000	(9)	147,900
	4/20/2017	—	—		—	N/A	2,609	(12)	7,357
	5/9/2017	—	72,570	(4)	—	5/9/2017	—		—
	5/9/2017	—	—		—	N/A	28,306	(10)	79,823
	6/2/2017	—	—		—	N/A	15,000	(15)	42,300
	12/13/2017	—	—		—	N/A	8,559	(13)	24,136

Frederic	1/1/2012	130,000	—		3.32	1/1/2022	—		—
Beckley	5/7/2014	13,055	—	(1)	3.09	5/7/2024	—		—
	4/17/2015	62,569	14,722	(2)	1.76	4/17/2025	—		—
	4/17/2015	—	—		—	N/A	17,667	(8)	49,821
	4/26/2016	44,000	35,200	(3)	3.28	4/26/2026	—		—
	4/26/2016	—	—		—	N/A	20,000	(9)	56,400
	4/20/2017					N/A	20,870	(12)	58,853
	5/9/2017	—	107,048	(4)	5.18	5/9/2027	—		—
	5/9/2017	—	—		—	N/A	41,626	(10)	117,385
	12/13/2017	—	—		—	N/A	47,072	(13)	132,743

(1)	The options vest as to one-third on May 7, 2015, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 7, 2015.

(2)	The options vest as to one-third on April 17, 2016, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 17, 2016.

(3)	The options vest as to one-third on April 26, 2017, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being May 26, 2017.

(4)	The options vest as to one-third on May 9, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being June 9, 2018.

(5)	The options vested on December 31, 2017.

(6)	The options vest as to one-third on February 1, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 1, 2018.

(7)	The options vest as to one-third on February 28, 2018, and the balance vests over a two-year period in equal monthly increments with the first monthly vesting date being March 28, 2018.

(8)	The restricted stock awards vest in equal increments on April 17, 2016, April 17, 2017, and April 17, 2018.

(9)	The restricted stock awards vest in equal increments on April 26, 2017, April 26, 2018 and April 26, 2019.

(10)	The restricted stock awards vest in equal increments on May 9, 2018, May 9, 2019 and May 9, 2020.

(11)	The restricted stock awards vest in equal increments on February 1, 2018, February 1, 2019 and February 1, 2020.

(12)	The restricted stock awards vest in equal increments on April 20, 2018, April 20, 2019 and April 20, 2020.

(13)	The restricted stock awards vest on December 13, 2018.

(14)	The restricted stock awards vest in equal increments on February 28, 2018, February 28, 2019 and February 28, 2020.

(15)	The restricted stock awards vest in equal increments on June 2, 2018, June 2, 2019 and June 2, 2020.

Option Exercises and Stock Vested – 2017

The following table provides information regarding option exercises and stock award vesting for our Named Executive Officers in 2017.

	Option Awards		Stock Awards
Named Executive Officer (a)	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise (c)	Number of Shares Acquired on Vesting (d)(1)		Value Realized on Vesting (e)
Geoffrey Cook	—	—	123,633	(2)	$722,615
David Clark	—	—	158,335	(3)	$621,186
James Bugden	—	—	—		$—
Per Niklas Lindstrom	—	—	—		$—
William Alena	—	—	38,666	(4)	$225,943
Frederic Beckley	—	—	38,666	(4)	$225,943

(1)	Represents restricted stock awards that vested in 2017.

(2)
Includes a restricted stock award of 99,000 shares that vested as to one-third on April 26, 2017, representing 33,000 shares vesting on April 26, 2017, with the balance vesting on April 26, 2018 and April 26, 2019. Includes a restricted stock award of 168,000 shares that vested as to one-third on April 17, 2017, representing 56,000 shares vesting on April

17, 2017, with the balance vesting on April 17, 2018. Includes a restricted stock award of 103,900 shares that vested as to one-third on May 7, 2017, representing 34,633 shares vesting on May 7, 2017.

(3)
Includes a restricted stock award of 45,000 shares that vested as to one-third on April 26, 2017, representing 15,000 shares vesting on April 26, 2017, and 30,000 shares vesting on December 31, 2017. Includes a restricted stock award of 79,000 shares that vested as to one-third on April 17, 2017, representing 26,334 shares vesting on April 17, 2017, and 26,333 shares vesting on December 31, 2017. Includes a restricted stock award of 49,300 shares that vested as to one-third on May 7, 2017, representing 16,433 shares vesting on May 7, 2017. Includes restricted stock awards of 2,609 shares and 41,626 shares vesting on December 31, 2017.

(4)
Includes a restricted stock award of 30,000 shares that vested as to one-third on April 26, 2017, representing 10,000 shares vesting on April 26, 2017, with the balance vesting on April 26, 2018 and April 26, 2019. Includes a restricted stock award of 53,000 shares that vested as to one-third on April 17, 2017, representing 17,666 shares vesting on April 17, 2017, with the balance vesting on April 17, 2018. Includes a restricted stock award of 33,000 shares that vested as to one-third on May 7, 2016, representing 11,000 shares vesting on May 7, 2017.

Pension Benefits

The Company does not provide pension benefits.

Nonqualified Deferred Compensation

The Company does not have nonqualified deferred compensation plans in which our Named Executive Officers participate.

Vesting Agreements

Each of our Named Executive Officers, other than Mr. Cook and Mr. Lindstrom, is a party to a vesting agreement that was implemented in 2016 and provides enhanced vesting terms for cash and equity awards (“Vesting Agreement”). With the exception of the PSUs granted in 2018, the terms of the Vesting Agreement supersede any contrary provisions less favorable to the executive contained in any compensation or benefit plan, grant agreement relating to the equity-based awards and cash-based awards, or other agreement between the executive and the Company or its successor. The Compensation Committee believes that the Vesting Agreement is in the best interest of the Company and its shareholders and it was implemented in order to incentivize the Named Executive Officers to continue providing services in the event of a change of control or anticipated change of control of the Company.

The Vesting Agreement provides that if, during the period beginning on the first to occur of (i) six months prior to the consummation of a change of control or (ii) the date upon which a change of control was initiated (as evidenced by a written letter of intent (whether or not binding) or other understanding), and ending on the first to occur of (x) formal cessation of interactions with respect to the anticipated change of control (which may result from failure to achieve the closing of the change of control) or (y) the second anniversary of the consummation of the change of control (such period, the “Vesting Period”), the executive’s employment is terminated by the Company or its successor other than on account of death, disability or cause (as defined in the Vesting Agreement) or by the executive for good reason (as defined in the Vesting Agreement) (such termination of employment, a “Qualifying Termination”), then all outstanding equity-based and cash-based awards held by the executive shall accelerate and become fully vested. The executive will have the right to exercise any options or other exercisable rights for one year following the employment termination date, but not longer than the original term of the option or other exercisable right. Any equity-based and cash-based awards that vest as described above will be paid at the date specified in the applicable award agreement.

If an executive incurs a Qualifying Termination during the Vesting Period and within two years prior to the consummation of the change of control, and if any equity-based awards that are outstanding on the date of termination of employment terminate before the consummation of the change of control on account of the Qualifying Termination, the Company or its successors will pay to the executive a lump sum payment equal to the cash value of the awards that terminated during the Vesting Period prior to the consummation of the change of control by reason of such Qualifying Termination. The lump sum payment will be paid within 30 days following the consummation of the change of control, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception.

In the event a change of control occurs in which some or all of an executive’s equity-based awards are assumed by the acquirer or an affiliate of the acquiror, and the executive subsequently has a Qualifying Termination during the Vesting Period, the executive shall be paid an amount in cash equal to the following for each assumed equity-based award that the executive holds at the date of the Qualifying Termination: The excess (if any) of: (1) the cash value of the equity-based award at the consummation of the change of control, minus (2) the value of the equity-based award on the executive’s termination date. The cash amount shall be paid in a lump sum payment within 60 days following the executive’s termination date, consistent with the requirements of Section 409A of the Internal Revenue Code or an exception. The cash amount shall be paid in addition to any severance benefit to which Executive may be entitled under any employment or severance agreement or plan.

For purposes of the Vesting Agreement,

(a)     the “cash value of the equity-based award at the consummation of the change of control” means (i) as to options (or other appreciation rights), the excess of (x) the value of the relevant shares subject to the option, as determined in the change of control, minus (y) the option’s aggregate exercise price (or other measurement base amount); or (ii) as to full value equity-based awards, the full value of such underlying shares as determined in the change of control transaction,

(b)     the “value of the equity-based award on the executive’s termination date” shall be determined as follows: (x) in the case of an option (or other appreciation right), the amount by which the fair market value of the shares underlying the option as of the termination date exceeds the option’s aggregate exercise price (or other measurement base amount), and (y) in the case of full value equity-based awards, the fair market value of the shares underlying the award as of the executive’s termination date and
(c)     “change of control” generally means (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions); (ii) dissolution or liquidation of the Company; (iii) when any person or entity acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power); or (iv) any reorganization, merger, consolidation, acquisition or similar transaction or series of transactions that results in the (A) record holders of the voting stock of the target immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the target, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged; and/or (B) Qualifying Termination of the executive.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2017, the number of outstanding options and other rights granted by the Company to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by security holders
	2012	6,017,200	$3.34	1,691,874
	2006	1,194,081	$4.08	—
	Total	7,211,281	$3.46	1,691,874
Equity compensation plans not approved by security holders	2016	1,976,418	$4.82	773,582
Total		9,187,699		2,465,456

(1)	The Board approved and our stockholders ratified the issuance of 443,038 of stock options under the Prior Plan (as defined below) outside of our stock incentive plans.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the last completed fiscal year are Christopher Fralic and Jean Clifton. Neither of these individuals has ever been an officer or employee of the Company or any of its subsidiaries.

CEO Pay Ratio

Item 402(u) of Regulation S-K requires us to disclose the annual total compensation of Geoffrey Cook, our Chief Executive Officer, the annual total compensation of a median employee, and their ratio to each other (the “CEO pay ratio”). For our 2017 fiscal year, we estimate that these amounts were as follows:

Mr. Cook’s annual total compensation - $1,880,595
    Our median employee’s annual total compensation - $115,197
Ratio of Mr. Cook’s annual total compensation to our median employee’s annual total compensation - 16:1

For purposes of this calculation, Mr. Cook’s annual total compensation is the amount shown as “Total Compensation” in the Summary Compensation Table and the annual total compensation of our median employee was determined in the same manner as the “Total Compensation” for Mr. Cook in the Summary Compensation Table. To determine our median employee, we took into account the following compensation elements, which we determined are the most commonly used elements of compensation for our employees worldwide:

•	Annualized salary as of December 31, 2017

•	Cash bonus earned in fiscal year 2017 and paid in 2018

•	Grant date fair value of equity awards granted in fiscal year 2017

Our calculation of the median employee included all employees, including full-time, part-time, temporary, seasonal, and foreign employees, employed by us and our subsidiaries as of December 31, 2017. The compensation of permanent employees who were not employed for the entire year, such as new hires, was annualized. We applied a currency exchange rate for employees not paid in U.S. dollars using a 12-month average. We determined the compensation of our median employee by: (i) calculating the annual compensation described above for each of our employees, and (ii) ranking the annual compensation of all employees except for the CEO from lowest to highest.

CERTAIN RELATIONSHIPS RELATED PARTY TRANSACTIONS

Policies and Procedures

On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between The Meet Group and a “Related Party.” Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, The Meet Group must include disclosure of such transactions in its applicable filings made with the SEC.

Certain Relationships

In 2017, Catherine Connelly, VP Brand Strategy, earned a salary of $141,780, management incentive bonus of $19,970, $82,016 worth of restricted stock awards (RSAs), and $55,750 worth of stock options. Ms. Connelly is the sister of Geoffrey Cook, our CEO and Director.  Matthew Eustice, VP Quality Assurance, earned a salary of $150,363, management incentive bonus of $20,278, $82,016 worth of RSAs, and $55,750 worth of stock options. Mr. Eustice is the brother-in-law of Geoffrey Cook. Andrew Connelly, Sr. Designer, earned a salary of $106,208 and $18,640 worth of RSAs. Mr. Connelly is the brother-in-law of Geoffrey Cook.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs as described in this proxy statement for our Named Executive Officers (sometimes referred to as “Say on Pay”).
Accordingly, the following resolution is being presented by the Board at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2017, we made significant progress toward our financial goals. We completed our acquisitions of Lovoo and If(we). We had total revenue of $123.8 million, a 63% increase from 2016 total revenue. The Company’s Adjusted EBITDA for 2017 was $31.6 million, compared to $29.3 million in 2016, and non-GAAP net income was $28.5 million, compared to a $26.9 million in 2016. While the Company recognized a GAAP net loss for the year compared to net income in 2016, this change was a result of a non-cash goodwill impairment charge and a one-time, non-cash deferred tax charge that we do not expect to will impact our ability to generate cash flow in the future. While stockholder support at our last annual meeting was not as strong as we would have expected, consistent with our pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2017 in determining Named Executive Officer compensation for the latter half of 2017 and into 2018, as well as each Named Executive Officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. We engaged in a formal stockholder outreach program and made a number of significant changes to our executive compensation programs as a result of our stockholder engagement as further detailed in the Compensation Discussion and Analysis in this proxy statement.

Our executive compensation programs are designed to motivate our executives to achieve our primary goals of increasing revenue, Adjusted EBITDA and Daily Active Users (DAU). Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements.

We believe that our executive compensation program, with its emphasis on variable compensation over fixed compensation, rewards sustained performance that is aligned with long-term stockholder interests. We are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our executives continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Stockholders are encouraged to read the compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the tabular disclosures, and narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy

Recommendation of the Board of Directors

The Board unanimously recommends that stockholders vote “For” the proposal to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

AUDIT COMMITTEE

The Audit Committee, which currently consists of Jean Clifton (Chair), Bedi Singh and James Parmelee, reviews The Meet Group’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and RSM US LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and RSM US LLP. The Audit Committee reviewed with RSM US LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

•       reviewed the audited financial statements with management;

•       met privately with the independent registered public accounting firm and discussed matters required by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, which we refer to as the “PCAOB”;

•      received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed its independence with The Meet Group, Inc.; and

•     in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 that The Meet Group filed with the SEC on March 16, 2018.

This report is submitted by the Audit Committee.

Jean Clifton (Chair)
Bedi Singh
James Parmelee
Members of the Audit Committee

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that The Meet Group files with the SEC.

It is not the duty of the Audit Committee to determine that The Meet Group’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and The Meet Group’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representations that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of The Meet Group’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

All of the services provided and fees charged by RSM US LLP, our independent registered public accounting firm for the fiscal years ended December 31, 2017 and 2016, were approved by our Audit Committee. The following table shows the fees paid to RSM US LLP.

	December 31,	December 31,
	2017	2016
Audit Fees(1)	$498,786	$319,094
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$73,785	$—

(1)	These fees relate to the audit of our annual financial statements and the review of our interim quarterly financial statements.

(2)	These fees relate to procedures performed in connection with other regulatory filings.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018

Our Board has appointed RSM US LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. Selection of The Meet Group’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of The Meet Group for ratification. However, The Meet Group is submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of The Meet Group and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of RSM US LLP is not expected to be present at the Annual Meeting, but if present, will respond to appropriate questions.

The Board unanimously recommends that stockholders vote “For” the proposal to ratify the appointment of our Independent Registered Public Accounting Firm for the year ending December 31, 2018

PROPOSAL 4. THE MEET GROUP, INC. 2018 OMNIBUS INCENTIVE PLAN

The Board is asking stockholders to approve The Meet Group, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). On April 23, 2018, the Board unanimously approved the 2018 Plan, subject to stockholder approval and, accordingly, the Board directed that the 2018 Plan be submitted to the Company’s stockholders for approval at the Annual Meeting.
The 2018 Plan is a new equity compensation plan for our employees, non-employee directors, consultants and advisors. The 2018 Plan replaces The Meet Group, Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”), which does not have sufficient shares available for continued equity awards to our employees, non-employee directors, consultants and advisors.
No further awards will be made under the 2012 Plan if the 2018 Plan is approved by the stockholders. In addition, the Company froze The Meet Group, Inc. 2016 Inducement Omnibus Incentive Plan, as amended (“Inducement Plan”), such that no new awards will be made under the Inducement Plan. The Inducement Plan will continue to govern outstanding awards granted thereunder to newly hired employees that were intended to qualify as employment inducement grants as described in Rule 5635(c)(4) of the Nasdaq Listing Rules. Furthermore, any shares subject to awards outstanding under the Inducement Plan that are terminated, forfeited or canceled, will not be added back into the share authorization of the 2018 Plan.
Stockholder approval of the 2018 Plan is being sought in order to (i) meet NASDAQ listing requirements, (ii) establish a limit on annual compensation of non-employee directors, and (iii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

Determination of the Number of Shares Available for Awards under the 2018 Plan

If this Proposal 4 is approved by our stockholders at the Annual Meeting, subject to adjustments as described in the 2018 Plan, the maximum aggregate number of shares of our common stock that may be issued under the 2018 Plan will be

8,800,924 shares, which is the sum of (i) 8,500,000 shares, plus (ii) 300,924 shares, which is the number of shares that remained available for awards under the 2012 Plan as of April 9, 2018. In addition, the number of shares of common stock subject to outstanding awards under the 2012 Plan and the Company’s Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”) (collectively, the “Prior Plans”) that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in shares under the Prior Plans after the effective date of the 2018 Plan will be available for issuance under the 2018 Plan. The number in clause (ii) above will be reduced by any awards granted under the 2012 Plan between April 9, 2018 and the effective date of the 2018 Plan.

The number of shares of our common stock reserved for issuance under the 2018 Plan will be reduced on a one-for-one basis for each share of stock issued under the 2018 Plan pursuant to a stock option or stock appreciation right (SAR) and will be reduced by a fixed ratio of one and four tenths (1.4) shares for each share of stock issued under the 2018 Plan pursuant to an award other than a stock option or SAR, such as a stock award or stock unit. For example, if shares are issued pursuant to an award of 1,000 stock units, the share reserve under the 2018 Plan will be reduced by 1,400 shares.

In determining the number of shares to be authorized for issuance under the 2018 Plan, the Board worked with FW Cook and considered a number of factors, including the number of shares available under the 2012 Plan, our past share usage (burn rate), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from our stockholders.
     Dilution Analysis
As of April 9, 2018, the Company’s capital structure consisted of 72,240,871 shares of common stock outstanding. As described above, 300,924 shares remain available for grant of awards under the 2012 Plan as of April 9, 2018. As of April 9, 2018, 1,202,183 shares are subject to outstanding awards under the Inducement Plan. As noted above, no additional awards will be granted under the Inducement Plan. The Company previously maintained the 2006 Plan, which was the predecessor plan to the 2012 Plan. As of April 9, 2018, 1,194,081 shares are subject to outstanding options under the 2006 Plan and since June 1, 2012, no awards are permitted to be granted under the 2006 Plan.
The proposed share authorization is a request for 8,500,000 new shares to be available for awards under the 2018 Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 8,800,924 shares to be available for awards under the 2018 Plan. The 8,800,924 shares represent 10.11% of fully diluted shares of our common stock, including all shares that will be authorized under the 2018 Plan, as described in the table below. The Board believes that this number of shares of common stock under the 2018 Plan represents a reasonable amount of potential equity dilution, which will allow the Company to continue awarding equity awards, and that equity awards are an important component of the Company’s equity compensation program.
Potential Overhang with 8,500,000 Additional Shares

Stock Options Outstanding as of April 9, 2018(1)	5,394,809
Weighted Average Exercise Price of Stock Options Outstanding as of April 9, 2018	$3.48
Weighted Average Remaining Term of Stock Options Outstanding as of April 9, 2018	6.76 years
Outstanding Restricted Stock Awards and Performance Share Unit Awards as of April 9, 2018 (1), (2)	3,863,971
Total Equity Awards Outstanding as of April 9, 2018 (1)	9,258,780
Shares Available for Grant under the 2012 Plan as of April 9, 2018 (to be added to the 2018 Plan share reserve) (3)	300,924
New Shares Requested under the 2018 Plan	8,500,000
Total Shares Requested under the 2018 Plan (4)	8,800,924

Total Potential Overhang under the 2018 Plan (and all predecessor and other equity compensation plans or agreements)	18,059,704
Shares of Common Stock Outstanding as of April 9, 2018	72,240,871
Fully Diluted Shares of Common Stock	87,052,104
Potential Dilution of 8,800,924 shares as a Percentage of Fully Diluted Shares of Common Stock	10.11%

(1)
Represents the number of outstanding awards under the Prior Plans, the Inducement Plan and equity compensation awards issued outside of any plan. The number of shares subject to outstanding awards under the Prior Plans that could again become available under the 2018 Plan is 8,487,447 shares, subject to the adjustment and share recycling provisions of the 2018 Plan. Any shares subject to awards outstanding under the Inducement Plan that are terminated, forfeited or canceled, will not be added back into the share authorization of the 2018 Plan.

(2)	Includes the number of shares subject to outstanding restricted stock awards (3,248,471 shares) and performance share unit awards, assuming target performance (615,500 shares).

(3)
As of June 1, 2012, no additional awards will be granted under the 2006 Plan. In addition, no additional awards will be granted under the Inducement Plan. No additional awards will be granted under the 2012 Plan as of the effective date of the 2018 Plan.

(4)	Total shares will be reduced by any grants made after April 9, 2018 under the 2012 Plan and prior to the effective date of the 2018 Plan.

No additional grants will be made under the 2012 Plan if the 2018 Plan is approved by the stockholders. The Total Shares Requested in the foregoing table does not include shares subject to outstanding grants under the Prior Plans
The Fully Diluted Shares of Common Stock in the foregoing table consist of the Shares of Common Stock Outstanding as of April 9, 2018, plus the Total Potential Overhang under the 2018 Plan (and all predecessor and other equity compensation plans or agreements), minus Outstanding Restricted Stock Awards, which are already included in the number of Shares of Common Stock Outstanding.

Based on our historic and projected future usage patterns, the Board estimates that these shares will be sufficient to provide awards under the 2018 Plan for approximately two years, although the number of grants awarded for any year could vary as the Compensation Committee deems appropriate. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, hiring activity, and promotions during the next few years.
Burn Rate
The table below sets forth the following information regarding the awards granted under the 2012 Plan and Inducement Plan (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i)	the sum of (x) all stock options granted in the applicable year, and (y) all full value awards granted in the applicable year,

divided by

(ii)    the weighted average number of shares of common stock outstanding for the applicable year.

Burn Rate

Element	2017	2016	2015
Full Value Stock Awards Granted	3,412,544	1,140,700	1,477,350
Stock Options Granted	1,802,851	768,200	1,692,500
Total Full Value Stock Awards and Stock Options Granted	5,215,395	1,908,900	3,169,850
Weighted Average Shares of Common Stock Outstanding as of December 31	68,743,956	51,963,702	45,419,175
Burn Rate	7.59%	3.67%	6.98%

The burn rate means that the Company used an annual average of 6.08% of the weighted average shares outstanding for awards granted over the past three years.

The Board believes that the current number of shares that may be issued under the 2012 Plan is not sufficient in light of our compensation structure and strategy. Equity incentives form an integral part of the compensation paid to many of our employees, particularly those in positions of key importance. Equity incentives also are a major part of our non-employee director annual retainer compensation. The Board has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is critical to our success and growth, and would be enhanced by our continued ability to make grants under the 2018 Plan. In addition, the Board believes that our interests and the interests of our stockholders will be advanced if the Company can continue to offer employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in the Company. The Board believes that adopting the 2018 Plan will ensure that the Company continues to have a sufficient number of shares with which to achieve our compensation strategy and to allow for growth.

The material terms of the 2018 Plan are summarized below. A copy of the full text of the 2018 Plan is attached to this proxy statement as Exhibit A. This summary of the 2018 Plan is not intended to be a complete description of the 2018 Plan and is qualified in its entirety by the actual text of the 2018 Plan to which reference is made.

Summary of the 2018 Plan

Purpose of the 2018 Plan. The purpose of the 2018 Plan is to assist the Company and our subsidiaries in attracting and retaining selected individuals who, serving as our employees, directors, consultants and/or advisors, are expected to contribute to our success and to achieve long-term objectives which will benefit our stockholders through the additional incentives inherent in the awards under the 2018 Plan.

Shares. If Proposal 4 is approved, the maximum number of shares of common stock that will be available for awards under the 2018 Plan (subject to the adjustment provisions described below in this Section “Shares” and under “Adjustments upon Changes in Capitalization” below) will be 8,800,924 shares, which is the sum of (i) 8,500,000 new shares, plus (ii) 300,924 shares, which is the number of shares that remained available for awards under the 2012 Plan as of April 9, 2018. In addition, the number of shares of common stock subject to outstanding awards under the Prior Plans that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid under the Prior Plans after the effective date of the 2018 Plan will be available for issuance under the 2018 Plan. The number in clause (ii) above will be reduced by any awards granted under the 2012 Plan between April 9, 2018 and the effective date of the 2018 Plan.

Any shares of common stock that are subject to stock options or stock appreciation rights (“SARs”) granted under the 2018 Plan shall be counted against this limit as one share of common stock for every one share of common stock granted, and any shares of common stock that are subject to awards other than stock options or SARs granted under the 2018 Plan shall be counted against this limit as 1.4 shares of common stock for every one share of common stock granted.

If (i) any shares of common stock subject to an award under the 2018 Plan or a Prior Plan are forfeited or expire or (ii) an award under the 2018 Plan or a Prior Plan terminates, is settled for cash or otherwise does not result in the issuance of all of the shares subject to the award (except as described below with respect to stock settled SARs upon exercise), the shares subject to the award may be used again for awards under the 2018 Plan to the extent of the forfeiture, expiration, termination, cash settlement or non-issuance. Shares subject to awards that again become available for issuance in accordance with the foregoing will be added as one share for every one share subject to stock options or SARs and as 1.4 shares for every one share subject to awards other than stock options or SARs.

The following shares of common stock subject to awards granted under the 2018 Plan or the Prior Plans will not be added to the shares available for issuance under the 2018 Plan: (i) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option, (ii) shares tendered by the participant or withheld by the Company to satisfy tax withholding with respect to an award, (iii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

Shares of common stock under awards made under the 2018 Plan in substitution or exchange for awards granted by a company acquired by the Company or a subsidiary, or with which the Company or a subsidiary combines (“Substitute Awards”), will not reduce the maximum number of shares that are available for awards under the 2018 Plan. In addition, if a company acquired by the Company or a subsidiary, or with which the Company or a subsidiary combines, has shares remaining available under a pre-existing plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2018 Plan and will not reduce the maximum number of shares of common stock that are available for awards under the 2018 Plan, subject to applicable stock exchange requirements.

The maximum number of shares of common stock that may be issued under the 2018 Plan pursuant to the exercise of “incentive stock options,” as defined in Section 422 of the Code, is the maximum number of shares of common stock that are available for awards under the 2018 Plan.

Eligibility. Options, SARs, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards may be granted under the 2018 Plan. Options may be either incentive stock options or nonstatutory stock options. Awards may be granted under the 2018 Plan to any employee, non-employee director, consultant or advisor who is a natural person and provides services to the Company or a subsidiary; incentive stock options may be granted only to our employees.

Awards to be Granted to Certain Individuals and Groups. As of the record date, approximately 272 employees, 6 non-employee directors and 0 consultants and/or advisors (other than our non-employee directors) are eligible to participate in the 2018 Plan. The Compensation Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each such award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Limits on Awards to Participants. Subject to the adjustment provisions described under “Adjustments upon Changes in Capitalization” below, the 2018 Plan provides that no employee or consultant or advisor may (i) be awarded options or SARs in any 12-month period to purchase more than 5,000,000 shares of common stock and (ii) earn restricted stock awards, restricted stock unit awards, performance awards or other share based awards that are granted in a single calendar year with respect to more than 2,500,000 shares for each 12 months in the vesting or performance period. In addition, the 2018 Plan provides that during any calendar year, no employee or consultant or advisor may be granted awards that are denominated in cash under which more than $10,000,000 may be earned for each twelve (12) months in the vesting period or performance period. Shares subject to a cancelled award continue to count against the applicable limit.

The maximum grant date value of shares subject to awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such director for services rendered during such calendar year, will not exceed $500,000 in total value. For purposes of this limit, the value of such awards shall be calculated based on the grant date fair value of such awards for financial reporting purposes. Any award or payment (or interest thereon) that is deferred shall be counted toward the limit for the year in which the compensation is earned, and not when it is paid.

Administration. The 2018 Plan will be administered by the Compensation Committee (or a subcommittee) which shall consist of at least two members of the Board, each of whom must qualify as a “non-employee director” under Rule 16b-3 under the Exchange Act and an “independent director” under the rules of the principal U.S. national securities exchange on which the common stock is traded (the “Principal Exchange”), to the extent required by such rules. The Compensation Committee has the authority to determine the terms and conditions of awards, and to interpret and administer the 2018 Plan. The Compensation Committee may, to the extent not inconsistent with applicable law, including the rules of the Principal Exchange (i) delegate to a committee of one or more directors the right to make awards and to cancel or suspend awards and otherwise take action on its behalf under the 2018 Plan, and (ii) authorize an executive officer or a committee of executive officers the right to make awards to employees who are not directors or executive officers and the authority to take action on behalf of the Compensation Committee pursuant to the 2018 Plan to cancel or suspend awards under the 2018 Plan to key employees who are not directors or executive officers of the Company.

Stock Options. The Compensation Committee may grant either non-qualified stock options or incentive stock options. A stock option entitles the recipient to purchase a specified number of shares of common stock at a fixed price subject to terms and conditions set by the Compensation Committee, including conditions for exercise that must be satisfied, which typically will be based solely on continued provision of services. The purchase price of shares of common stock covered by a stock option cannot be less than 100% of the fair market value of the common stock on the date the option is granted (except for Substitute Awards). Fair market value of the common stock is generally equal to the closing price for the common stock on the Principal Exchange on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported), except for Substitute Awards. As of April 25, 2018, the closing price of the common stock as reported on the NASDAQ was $2.30 per share.

The 2018 Plan permits payment of the purchase price of stock options to be made by cash or cash equivalents, shares of common stock previously acquired by the participant, any other form of consideration approved by the Compensation Committee and permitted by applicable law (including withholding of shares of common stock that would otherwise be issued on exercise), or any combination thereof. Options granted under the 2018 Plan expire no later than 10 years from the date of grant. If on the last day of the term the exercise of the option (other than an incentive stock option) is prohibited by applicable law, the term shall be automatically extended for a 30-day period from the end of the prohibition.

Stock Appreciation Rights. The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the 2018 Plan, and to grant SARs separately. The grant price of a SAR may not be less than 100% of the fair market value of a share of common stock on the date the SAR is granted (except for Substitute Awards). The term of an SAR may be no more than 10 years from the date of grant. If on the last day of the term the exercise of the SAR is prohibited by applicable law, the term shall be automatically extended for a 30-day period from the end of the prohibition. SARs are subject to terms and conditions set by the Compensation Committee, including conditions for exercise that must be satisfied, which typically will be based solely on continued provision of services.

Upon exercise of a SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of our common stock or other property, or any combination thereof, as the Compensation Committee may determine. Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Restricted Stock Awards. Restricted stock awards may be issued either alone or in addition to other awards granted under the 2018 Plan, and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock awards, including the number of shares of restricted stock granted, and conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. Unless otherwise provided in the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of common stock and the right to receive cash dividends and share and property distributions on the shares (subject to the requirements for dividends on restricted stock as described under “Dividends; Dividend Equivalents” below).

Restricted Stock Unit Awards. Awards of restricted stock units having a value equal to an identical number of shares of common stock may be granted either alone or in addition to other awards granted under the 2018 Plan, and are also available as a form of payment of performance awards granted under the 2018 Plan and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock units, including conditions for vesting that must be satisfied, which may be based principally or solely on continued provision of services, and also may include a performance-based component. The holder of a restricted stock unit award will not have voting rights with respect to the award. Any cash dividends and shares and other property distributed with respect to the award will be subject to the same restrictions as the award (the requirements for dividend equivalents on restricted stock units are further described under “Dividends; Dividend Equivalents” below).

Other Share-Based Awards. The 2018 Plan also provides for the award of shares of common stock and other awards that are valued by reference to common stock or other property (“Other Share-Based Awards”). Such awards may be granted alone or in addition to other awards under the 2018 Plan. Other Share-Based Awards may be paid in cash, shares of common stock or other property, or a combination thereof, as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of Other Share-Based Awards, including any conditions for vesting that must be satisfied. If determined by the Board, non-employee directors may receive Other Share-Based Awards in the form of deferred stock units instead of all or a portion of their annual retainers for their services as directors. If determined by the Board, non-employee directors may also elect to receive Other Share-Based Awards in the form of deferred stock units instead of all or a portion of their annual and committee retainers for their services as directors, as well as other applicable fees, subject to the discretion of the Compensation Committee.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of common stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Compensation Committee. Subject to the share and cash-based limits for employees and consultant and/or advisors and the maximum dollar value for non-employee directors, as each is set forth above under “Limits on Awards to Participants,” the Compensation Committee has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.

Performance Criteria. At the Compensation Committee’s discretion, performance goals for restricted stock awards, restricted stock units, performance awards or other share-based awards may be based on the attainment of specified levels of one or more objective performance goals established by the Compensation Committee. If the Compensation Committee so determines, the vesting of any such award subject to performance goals may be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the attainment of specified levels of one or any combination of the following: sales (including comparable sales); net sales; return on sales; revenue, net revenue, product revenue or system-wide revenue (including growth of such revenue measures); operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow (including operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; cost reductions or savings; market share; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; recruiting and maintaining personnel or such other metrics related to performance of the Company or a subsidiary, division, business segment or business unit of the Company as the Compensation Committee deems appropriate. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the performance of the Company relative to performance of other companies or upon comparisons of any of the indicators of Company performance relative to performance of other companies. The Compensation Committee may also exclude charges related to an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, unusual or infrequently occurring items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with GAAP. Such performance goals (and any exclusions) shall be set by the Compensation Committee within 90 days of the beginning of the performance period or such other period, as determined by the Compensation Committee.

Dividends; Dividend Equivalents. Awards other than options and SARs may, if determined by the Compensation Committee, provide that the participant will be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of common stock covered by an award. The Compensation Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise. Dividends and dividend equivalent amounts with respect to performance awards or restricted stock awards, restricted stock unit or other share-based awards shall be subject to the same vesting, risk of forfeiture or performance conditions as the underlying award.

No Repricing. The 2018 Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below, or in connection with a change in control of the Company) unless stockholder approval is obtained. For purposes of the 2018 Plan, a “repricing” means (i) a reduction in the exercise price of an option or the grant price of a SAR, (ii) the cancellation of an option or SAR in exchange for an option or SAR with an exercise price or grant price, as applicable, that is less than the exercise price or grant price, as applicable, of the original option or SAR, or (iii) the cancellation of an option or SAR in exchange for cash, other awards or other securities under the 2018 Plan if the exercise price or grant price of the option of SAR is greater than the fair market value of the common stock.

Nontransferability of Awards. No award under the 2018 Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, is transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative, except that the Compensation Committee may provide in an award agreement that a participant may transfer an award without consideration to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Compensation Committee.

Adjustments upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, appropriate adjustments to the 2018 Plan and awards will be made as the Compensation Committee determines to be equitable and appropriate, including adjustments in the number and class of shares of stock available for awards under the 2018 Plan, the number, class and exercise or grant price of shares subject to awards outstanding under the 2018 Plan, and the limits on the number of awards that any person may receive.

Vesting Acceleration. The Compensation Committee has the authority to accelerate vesting of any award in connection with a participant’s death, retirement, disability, in the event of a change in control or a corporate transaction or event described in “Adjustments upon Changes in Capitalization” above, or in other circumstances as the Compensation Committee deems appropriate.

Termination of Employment. The Compensation Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable and the terms of such exercise, on and after the date the participant ceases to be employed by, or to otherwise provide services to, the Company, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise.

Impact of a Change in Control. Unless otherwise provided in an award agreement, the Compensation Committee has the right to provide that in the event of a change in control of the Company: (i) options and SARs outstanding as of the date of the change in control will be cancelled and terminated without payment if the fair market value of one share of common stock as of the date of the change in control is less than the per-share option exercise price or SAR grant price, and (ii) all performance awards will be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control), and any limitations or other restrictions will lapse and such performance awards shall be immediately settled or distributed or (y) converted into restricted stock awards or restricted stock units based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control) and assumed by a successor company.

In addition, unless otherwise provided in an award agreement, in the event of a change in control of the Company in which the successor company assumes or substitutes for an award (or in which the Company is the ultimate parent corporation and continues the award), if a participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such change in control (or such other period set forth in the award agreement, including prior thereto if applicable) and under the circumstances specified in the award agreement: (i) options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the award agreement), (ii) the restrictions, limitations and other conditions applicable to restricted stock awards and restricted stock units outstanding as of the date of such termination of employment will lapse and the restricted stock awards and restricted stock units will become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any other share-based awards or any other awards will lapse, and such other share-based awards or such other awards will become fully vested and transferable to the full extent of the original grant.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company to the extent the successor company does not assume or substitute for an award (or in which the Company is the ultimate parent corporation and does not continue the award), then immediately prior to the change in control: (i) those options and SARs outstanding as of the date of the change in control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to restricted stock awards and restricted stock units that are not assumed or substituted for (or continued) will lapse and the restricted stock awards and restricted stock units will become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any other share-based awards or any other awards that are not assumed or substituted for (or continued) will lapse, and such other share-based awards or such other awards will become fully vested and transferable to the full extent of the original grant.

The Compensation Committee, in its discretion, may determine that, upon the occurrence of a change in control of the Company, each option and SAR outstanding will terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share subject to such option or SAR, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such change in control over the exercise price per share of such option and/or SAR; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, shall determine.

Amendment and Termination. The 2018 Plan may be amended or terminated by the Board except that stockholder approval is required for any amendment to the 2018 Plan or an outstanding award if such approval is required in order to comply with the Code or other applicable laws, to comply with applicable stock exchange requirements, or to comply with the terms of the 2018 Plan related to repricing of options and SARs, as described above under “No Repricing.” No amendment or termination may materially impair a participant’s rights under an award previously granted under the 2018 Plan without the written consent of the participant.

The 2018 Plan will expire on the 10th anniversary of the date of its approval by stockholders, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction

Prior to 2018, Section 162(m) of the Internal Revenue Code imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

New Plan Benefits under the 2018 Plan

Future benefits under the 2018 Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement and the various indicated individuals and groups, the awards granted between January 1, 2017 and December 31, 2017 under the 2012 Plan and the Inducement Plan.

Name	Title	Stock Awards (1)	Option Awards (2)
Geoffrey Cook	Chief Executive Officer	91,578	226,885
David Clark	Former Chief Financial Officer	44,235	107,048
James Bugden	Chief Financial Officer	217,942	250,000
Per Niklas Lindstrom	Former Chief Technology Officer	150,000	250,000
William Alena	Chief Revenue Officer	54,474	72,570
Frederic Beckley	General Counsel and Executive Vice President, Business Affairs	109,568	107,048
All current executive officers as a group (4 persons)		473,562	656,503
All current directors who are not executive officers as a group (6 persons)		102,000	—
All employees, including current officers who are not executive officers, as a group (320 persons)		2,836,982	1,146,348

(1)
Represents the number of shares subject to restricted stock awards granted in 2017 under the 2012 Plan and the Inducement Plan. See the 2017 Grant of Plan Based Awards Table for details of the restricted stock awards granted to the named executive officers.

(2)
Represents the number of shares underlying options granted in 2017 under the 2012 Plan and the Inducement Plan. See the 2017 Grant of Plan Based Awards Table for details of the options granted to the named executive officers.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the Company’s 2018 Omnibus Incentive Plan.

The Board of Directors unanimously recommends a vote “For” approval of the 2018 Omnibus Incentive Plan.

OTHER MATTERS

The Meet Group has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, The Meet Group will cancel your previously submitted proxy.

By the Order of the Board of Directors

/s/ SPENCER RHODES
Spencer Rhodes
Chairman of the Board

April 27, 2018

APPENDIX A

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND
NON-GAAP FINANCIAL MEASURES

Forward-Looking Statements

Certain statements in this proxy statement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether our Adjusted EBITDA will continue to grow, whether video revenue will continue to grow as expected in 2018 and beyond, whether we will launch video across all of our major platforms in 2018 as expected, whether our deep pipeline of products and features will continue to drive video daily active users and video revenue, whether and when we will launch enhanced video monetization in Tagged, whether and when we will bring live video to Lovoo and whether we will continue to see increases in video engagement and monetization. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G - Non-GAAP Financial Measures

The Company uses Adjusted EBITDA and Non-GAAP Net Income, which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, warrant obligations, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock-based compensation because it is non-cash in nature. The Company defines Non-GAAP Net Income as earnings (or loss) before benefit or provision for income taxes, amortization of intangibles, non-recurring acquisition and restructuring costs, bad debt expense outside the normal range, and non-cash stock based compensation.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The following table presents a reconciliation of net income, a GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,
	2017	2016
Net (loss) income	$(64,591,727)	$46,268,618

Interest expense	860,392	19,388
Change in warrant liability	—	864,596
Income tax expense (benefit)	6,703,600	(27,875,362)
Depreciation and amortization	11,573,827	4,069,211
Stock-based compensation expense	8,467,278	3,567,987
Goodwill impairment	56,428,861	—
Acquisition and restructuring	12,151,492	2,457,295
Loss (gain) on foreign currency adjustment	32,488	(33,416)
Adjusted EBITDA	$31,626,211	$29,338,317

GAAP basic net (loss) income per common stockholder	$(0.94)	$0.89
GAAP diluted net (loss) income per common stockholder	$(0.94)	$0.80
Basic Adjusted EBITDA per common stockholder	$0.46	$0.56
Diluted Adjusted EBITDA per common stockholder	$0.43	$0.51

Weighted average shares outstanding:
Basic	68,743,956	51,963,702
Diluted	73,198,544	57,745,652

The following table presents a reconciliation of net income, a GAAP financial measure, to Non-GAAP net income:

	Year Ended December 31,
	2017	2016
GAAP Net (loss) income	$(64,591,727)	$46,268,618

Stock-based compensation expense	8,467,278	3,567,987
Amortization of intangibles	9,353,171	2,507,433
Income tax expense (benefit)	6,703,600	(27,875,362)
Goodwill impairment	56,428,861	—
Acquisition and restructuring	12,151,492	2,457,295
Non-GAAP net income	$28,512,675	$26,925,971

GAAP basic net (loss) income per common stockholder	$(0.94)	$0.89
GAAP diluted net (loss) income per common stockholder	$(0.94)	$0.80
Basic Non-GAAP net income per common stockholder	$0.41	$0.52
Diluted Non-GAAP net income per common stockholder	$0.39	$0.47

Weighted average shares outstanding:
Basic	68,743,956	51,963,702
Diluted	73,198,544	57,745,652

THE MEET GROUP INC
NEW HOPE, PA 18938-1365

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Jean Clifton	☐	☐	☐
1B Geoffrey Cook	☐	☐	☐
1C Christopher Fralic	☐	☐	☐
1D Spencer Grimes	☐	☐	☐
1E Spencer Rhodes	☐	☐	☐
1F Bedi Singh	☐	☐	☐
1G Jason Whitt	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 To approve on an advisory basis our named executive officer compensation as disclosed in the Proxy Statement.	☐	☐	☐
3 To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.	☐	☐	☐
4 To approve our 2018 Omnibus Incentive Plan in the form presented in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000381254_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

THE MEET GROUP, INC.
Annual Meeting of Stockholders
June 1, 2018 10:00 AM Philadelphia time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Geoffrey Cook and James Bugden, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of The Meet Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Philadelphia time on June 1, 2018, at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia PA 19103 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.

If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. If any other business is properly presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000381254_2 R1.0.1.17